UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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Nektar Therapeutics
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NEKTAR THERAPEUTICS
201 Industrial Road
San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. The 2008 Annual Meeting will be held on Friday, June 6, 2008, at 2:00 p.m. local time at the Hyatt Regency San Francisco Airport, The Sandpebble Room, located at 1333 Bayshore Highway, Burlingame, California 94010 for the following purposes:

1.	To elect three directors with terms to expire at the 2011 Annual Meeting of Stockholders.

2	To approve the 2008 Equity Incentive Plan and the reservation of 9,000,000 shares of common stock under the plan.

3	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

4    To conduct any other business properly brought before the 2008 Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the 2008 Annual Meeting is April 11, 2008. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the 2008 Annual Meeting or any adjournment thereof.

Your vote is very important. Whether or not you attend the 2008 Annual Meeting in person, it is important that your shares be represented. You may vote your proxy by mail, telephone or the Internet.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

Gil M. Labrucherie
Senior Vice President, General Counsel and
Secretary

San Carlos, California
April 29, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the united states) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NEKTAR THERAPEUTICS
201 Industrial Road
San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2008

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of Nektar Therapeutics (“Nektar,” the “Company,” “we” or “us”) is soliciting your proxy to vote at our 2008 annual meeting of stockholders (the “Annual Meeting”) to be held on June 6, 2008 at 2:00 p.m. local time at the Hyatt Regency San Francisco Airport, The Sandpebble Room, located at 1333 Bayshore Highway, Burlingame, California 94010. We invite you to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 29, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 11, 2008 will be entitled to vote at the Annual Meeting. On this record date, there were 92,361,799 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 11, 2008, your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services LLC, then you are a stockholder of record. The printed version of these proxy materials will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy by mail, over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 11, 2008, your shares were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1: To elect three directors with terms to expire at the 2011 Annual Meeting of Stockholders.

•	Proposal 2: To approve the 2008 Equity Incentive Plan and the reservation of 9,000,000 shares of common stock under the plan.

•	Proposal 3: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

2.	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

3.	To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 5, 2008 to be counted.

4.	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 5, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 11, 2008.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. On the record date, there were 92,361,799 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What if I return a proxy card but do not make specific choices?

If you are a stockholder of record and you return a signed and dated proxy card without marking any voting selections, your shares will be voted:

1.	Proposal 1: “For” election of all three nominees for director;

2.	Proposal 2: “For” approval of the 2008 Equity Incentive Plan and the reservation of 9,000,000 shares of common stock under the 2008 Equity Incentive Plan; and

3.	Proposal 3: “For” the ratification of the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”) and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. If you do not give instructions to your broker, bank or other agent, it can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, and, in the absence of your voting instructions, your broker, bank or other agent may vote your shares held in street name on such proposals. Non-discretionary items are proposals considered non-routine under the rules of the New York Stock Exchange, and, in the absence of your voting instructions, your broker, bank or other agent may not vote your shares held in street name on such proposals and the shares will be treated as broker non-votes. Proposal 1 and Proposal 3 involve matters we believe to be routine. Accordingly, no broker non-votes are expected to exist in connection with Proposal 1 and Proposal 3. Broker non-votes are expected in connection with Proposal 2.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will count “For” votes, abstentions and broker non-votes and, with respect to Proposals 2 and 3, “Against” votes.

How many votes are needed to approve each proposal?

•	For Proposal 1 electing three members of the board of directors, the three nominees receiving the most “For” votes among votes properly cast either in person or by proxy will be elected.

•	For Proposal 2 approving the 2008 Equity Incentive Plan and the reservation of 9,000,000 shares of common stock under the 2008 Equity Incentive Plan, the proposal must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy.

•	For Proposal 3 ratifying the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008, the proposal must receive a “For” vote from the majority of the shares present and cast either in person or by proxy.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of three ways:

1.	A duly executed proxy card with a later date or time than the previously submitted proxy;

2.	A written notice that you are revoking your proxy to our Secretary, care of Nektar Therapeutics, at 201 Industrial Road, San Carlos, California 94070; or

3.	A later-dated vote by telephone or Internet or a ballot cast in person at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s Annual Meeting?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2009 proxy statement. Any such proposal must be submitted in writing by December 26, 2008, to our Secretary, care of Nektar Therapeutics, 201 Industrial Road, San Carlos, California 94070. If we change the date of our 2009 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline is a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Alternatively, under our bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, you must provide specific information to us no earlier than March 8, 2009 and no later than the close of business on April 7, 2009. If we change the date of our 2009 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline is changed to not earlier than the sixtieth day prior to such annual meeting and no later than the close of business on the ninetieth day prior to such annual meeting. In the event we provide less than 70 days’ notice or prior public disclosure of the date of the annual meeting, the stockholder proposal or nomination must be received not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. You are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

A stockholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.

In relation to stockholder proposals and nominations, in certain instances we may exercise discretionary voting authority under proxies held by the board of directors. For instance, if we do not receive a stockholder proposal by March 11, 2009, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal. If we change the date of our 2009 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline will change to a reasonable time before we begin to print and send our proxy materials. In addition, even if we are notified of a stockholder proposal within the time requirements discussed above, if the stockholder does not comply with certain requirements of the Exchange Act, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal if we include advice in our proxy statement on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, stockholders who have the same address may receive only one copy of the printed version of these proxy materials, unless one or more of these stockholders notifies us that they wish to receive individual copies. This process potentially means extra convenience for stockholders and cost savings for companies.

If you are a beneficial owner of our common stock, once you receive notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker, bank or other agent, direct your written request to Nektar Therapeutics, Secretary, 201 Industrial Road, San Carlos, California 94070 or contact our Secretary at (650) 631-3100. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request householding of their communications should contact their broker, bank or other agent.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is presently comprised of eleven (11) directors and is divided into three (3) classes. Each class consists, as nearly as possible, of one third of the total number of directors, and each class has a three (3) year term. There are three (3) current directors in Class I, whose term of office expires in 2008: Michael A. Brown, Joseph J. Krivulka and Howard W. Robin. Each of the current directors in Class I has been nominated for reelection at the Annual Meeting. Messrs. Brown and Krivulka were previously elected by the stockholders and Mr. Robin was appointed to a newly created vacancy by the board of directors on February 14, 2007. Vacancies on the board, including vacancies created by an increase in the number of directors, are filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class serves for the earlier of the remainder of the full term of that class, that director’s successor is elected and qualified or their death, resignation or removal.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted for the election of the three nominees named below, unless the “abstain” voting selection has been marked on the proxy card. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would otherwise be voted for such nominee will be voted for the election of a substitute nominee proposed by the nominating and corporate governance committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of the nominees will serve until the earlier of the 2011 annual meeting, their successors are elected and qualified or their death, resignation or removal.

The following is a brief biography of each nominee.

Michael A. Brown

Michael A. Brown, age 49, has served as our director since September 2002 and serves on the organization and compensation committee. Mr. Brown serves as Chairman of Line 6, a private company supplying musical instruments, amplifiers and audio gear. Mr. Brown was Chairman of the Board of Quantum Corporation, a computer storage device company, from 1998 through 2003 and continues to serve as a director of Quantum. He served as Quantum’s Chief Executive Officer from September 1995, until his retirement in September 2002. Mr. Brown was President of Quantum’s Desktop Storage Division from 1993 to 1995 and Executive Vice President and Chief Operating Officer from 1992 to 1993. Previously, Mr. Brown held senior positions in product and marketing management after he joined Quantum’s marketing organization in August 1984. Before joining Quantum, Mr. Brown served in the marketing organization at Hewlett-Packard, Inc., a computer products company. Mr. Brown holds a B.A. in economics from Harvard University and an M.B.A. from Stanford University. Mr. Brown is also a director of Symantec Corp., a security and storage management software company.

Joseph J. Krivulka

Joseph J. Krivulka, age 56, has served as our director since March 2005. Mr. Krivulka is founder and President of Triax Pharmaceuticals, a dermatology products company, a position he has held since November 2004. Mr. Krivulka is also the founder and Chairman of Akrimax Pharmaceuticals, LLC, an emerging branded and contract manufacturing pharmaceutical company. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC, a company that markets pharmaceutical products, from 1999 until 2004. Mr. Krivulka was formerly Chief Executive Officer of Bertek, Inc., a generic pharmaceutical products company that is a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories, a generic pharmaceutical products company. Mr. Krivulka is also a director of Aeolus Pharmaceuticals Inc., a drug development services company. He holds a B.S. from West Virginia Wesleyan College.

Howard W. Robin

Howard W. Robin, age 55, has served as our President and Chief Executive Officer since January 2007 and was appointed as a member of our board of directors in February 2007. Mr. Robin served as Chief Executive Officer,

President and a director of Sirna Therapeutics, Inc., a biotechnology company, from July 2001 to November 2006 and served as their Chief Operating Officer, President and a director from January 2001 to June 2001. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc., a pharmaceutical products company that is a subsidiary of Schering, AG, and served as their Vice President of Finance and Business Development and Chief Financial Officer from 1987 to 1991. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. He was a Senior Associate with Arthur Andersen & Co. prior to joining Berlex. Mr. Robin is also a director of Acologix, a biopharmaceutical company. He received his B.S. in Accounting and Finance from Fairleigh Dickinson University in 1974.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

PROPOSAL 2
APPROVAL OF THE 2008 EQUITY INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), which was approved by our board of directors on March 20, 2008.

We believe that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting our success and that incentive compensation plans like the proposed 2008 Plan are an important attraction, retention and motivation tool for participants in the plan.

We currently maintain the 2000 Equity Incentive Plan (the “2000 Plan”), which is scheduled to expire on February 9, 2010. As of April 1, 2008, a total of 7,220,526 shares of our common stock were then subject to outstanding awards granted under the 2000 Plan, and an additional 3,820,054 shares of our common stock were then available for new award grants under the 2000 Plan. We also maintain a 2000 Non-Officer Equity Incentive Plan (the “Non-Officer Plan”). As of April 1, 2008, a total of 8,335,287 shares of our common stock were then subject to outstanding awards granted under the Non-Officer Plan, and an additional 390,554 shares of our common stock were then available for new award grants under the Non-Officer Plan. Our outstanding options generally may not be transferred to third parties for value and do not include dividend equivalent rights.

Our board of directors approved the 2008 Plan based, in part, on a belief that the number of shares currently available under the 2000 Plan and Non-Officer Plan does not give us sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2008 Plan, a maximum of 9,000,000 shares will be available for award grants under the 2008 Plan. Whether the stockholders approve or do not approve the 2008 Plan, the 2000 Plan and Non-Officer Plan will remain in full force and effect and we will continue to have authority to grant new awards under these plans.

The principal terms of the 2008 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2008 Plan, which appears as Exhibit A to this proxy statement.

Purpose

The purpose of the 2008 Plan is to attract and retain qualified personnel, to provide additional incentives to our employees, officers, consultants and directors and to promote the success of our business.

Administration

Our board of directors or one or more committees appointed by the board of directors will administer the 2008 Plan. Our board of directors has delegated general administrative authority for the 2008 Plan to the organization and compensation committee of our board of directors. A committee may delegate some or all of its authority with respect to the 2008 Plan to another committee of directors. (The appropriate acting body, be it our board of directors or a committee within its delegated authority, is referred to in this proposal as the “Committee.”)

The Committee has broad authority under the 2008 Plan with respect to award grants, including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify or waive the Company’s rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2008 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•	to allow the purchase price of an award of shares of our common stock to be paid in the form of cash, by the delivery of already-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, a deferred payment or other arrangement on such terms as the Committee may authorize or any other form permitted by law.

Authorized Shares; Limits on Awards

The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the 2008 Plan is 9,000,000 shares. Shares issued in respect of any stock bonus award or restricted stock purchase award granted under the 2008 Plan will be counted against the share limit as 1.5 shares for every one share actually issued in connection with the award. For example, if we granted 100 shares of our common stock as a stock bonus award under the 2008 Plan, 150 shares would be charged against the share limit with respect to that award.

The following other limits are also contained in the 2008 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 9,000,000 shares.

•	The maximum number of shares subject to options that are granted during any calendar year to any individual under the plan is 3,000,000 shares for purposes of making a qualifying grant under Section 162(m) of the U.S. Internal Revenue Code.

To the extent that shares are delivered pursuant to the exercise of an option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if an option relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards which expire, for any reason are cancelled or terminated, are forfeited, fail to vest or for any other reason are not paid or delivered under the 2008 Plan will again be available for subsequent awards under the 2008 Plan. However, any shares subject to a stock award that is forfeited or reacquired or repurchased by us will be available for subsequent awards other than incentive stock options.

Eligibility

Persons eligible to receive awards under the 2008 Plan include officers or employees of us or any of our subsidiaries, members of our board of directors and certain consultants and advisors to us or any of our subsidiaries. Currently, approximately 500 officers and employees of us and our subsidiaries (including all of our Named Executive Officers), each of our 9 non-employee directors and approximately 50 consultants (with the number of consultants fluctuating from time to time) are considered eligible under the 2008 Plan.

Types of Awards

The 2008 Plan authorizes stock options (incentive and nonqualified), stock bonuses and restricted stock awards.

A stock option is the right to purchase shares of our common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of our common stock on the date of grant. The maximum term of an option is eight years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2008 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2008 Plan. Incentive stock options may only be granted to employees of us or a subsidiary. Options generally vest in monthly installments from the date of grant (one year from date of grant in the case of new hire options), with the effect that such options are fully vested after four years from the date of grant although the actual vesting schedule for stock options is determined at the discretion of the Committee. In addition, options granted under the 2008 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows us to repurchase shares not yet vested at their exercise price should the participant’s service to us or our affiliates end before vesting.

A stock bonus typically represents a bonus in shares of common stock for services rendered. The Committee may grant stock bonuses to reward continued services, contributions or achievements, in such manner and on such terms and conditions (including any restrictions on the shares) as the Committee may determine from time to time.

A restricted stock award is an award typically for a fixed number of shares of common stock, which is subject to vesting or other restrictions. The Committee must specify the price, if any, or services the recipient must provide for the shares of restricted stock, the conditions on vesting (which may include, among others, the passage of time or specified performance objectives or both) and any other restrictions (for example, restrictions on transfer) imposed on the shares. Unless the Committee otherwise provides in an award agreement, a restricted stock award usually confers voting and dividend rights prior to vesting.

Adjustments

If there is any change in the stock subject to the 2008 Plan or subject to any award granted under the 2008 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 2008 Plan and awards outstanding there under will be appropriately adjusted as to the type of security and the maximum number of shares subject to the 2008 Plan, the type of security and the maximum number of shares which may be granted to an employee during a calendar year and the type of security, number of shares and price per share of stock subject to such outstanding awards.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option award under the 2008 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise price of the award.

Effect of Certain Corporate Events

If we dissolve or liquidate, outstanding awards will terminate if not exercised prior to such event. Generally, and subject to limited exceptions set forth in the 2008 Plan, if we undergo certain corporate transactions such as a merger, business combination or other reorganization, or a sale of substantially all of our assets, all awards then-outstanding under the 2008 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the awards are assumed, substituted or otherwise continued. If there is an acquisition of a majority of our voting power and such event does not constitute a corporate transaction described above, then all awards then-outstanding under the 2008 Plan by participants who are then in service to us or our subsidiaries will become fully vested. The Committee also has the discretion to establish other change of control provisions with respect to awards granted under the 2008 Plan. For example, the Committee could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Duration, Amendment and Termination

The board may amend or terminate the 2008 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2008 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the board of directors, the authority to grant new awards under the 2008 Plan will terminate on March 20, 2018. Outstanding awards, as well as the Committee’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Committee (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) impairs the holder.

Restrictions on Transfer

Under the 2008 Plan, an incentive stock option may not be transferred by the optionholder other than by will or by the laws of descent and distribution. A nonstatutory stock option may be transferred to the extent permitted in the individual optionholder’s agreement. During the lifetime of an optionholder, only the optionholder may exercise an option. No rights under a stock bonus or restricted stock purchase agreement are transferable except as expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement. In addition, shares subject to our repurchase under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Committee deems appropriate.

Federal Income Tax Consequences of Awards under the 2008 Plan

The U.S. federal income tax consequences of the 2008 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2008 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences. THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PERSON AND RECIPIENTS OF INCENTIVE STOCK OPTIONS, NONQUALIFIED OPTIONS AND/OR RESTRICTED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS ON THEIR INDIVIDUAL CIRCUMSTANCES.

With respect to nonqualified stock options, we are generally entitled to deduct, and the participant recognizes taxable income in an amount equal to, the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we are generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

With respect to nontransferable restricted stock subject to a substantial risk of forfeiture, the award results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant) and stock bonuses are generally subject to tax at the time of payment. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2008 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by us in certain circumstances.

Specific Benefits under the 2008 Equity Incentive Plan

We have not approved any awards that are conditioned upon stockholder approval of the 2008 Plan. We are not currently considering any other specific award grants under the 2008 Plan. If the 2008 Plan had been in existence in 2007, we expect that our award grants for 2007 would not have been substantially different from those actually made in that year under the 2000 Plan. For information regarding stock-based awards granted to our Named Executive Officers during 2007, see the material under the heading “Information About the Executive Officers” below.

The closing market price for a share of our common stock as of April 1, 2008 was $6.89 per share.

Vote Required for Approval of the 2008 Equity Incentive Plan

The board of directors believes that the adoption of the 2008 Plan will promote the interests of us and our stockholders and will help us and our subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of our board of directors are eligible for awards under the 2008 Plan and thus have a personal interest in the approval of the 2008 Plan.

Approval of the 2008 Plan requires the affirmative vote of a majority of the common stock present, or represented, and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 2008 EQUITY INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

INFORMATION ABOUT OUR EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

We currently maintain 4 equity compensation plans: the 2000 Plan, the Non-Officer Plan, the Employee Stock Purchase Plan (the “ESPP”) and the Non-Employee Directors’ Stock Option Plan (the “Directors Plan”). With the exception of the Non-Officer Plan, these plans have each been approved by our stockholders. Stockholders are also being asked to approve a new equity compensation plan, the 2008 Plan, as described above in this proxy statement.

The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding options and restricted stock units, the weighted-average exercise price of outstanding options and the number of shares remaining available for future award grants as of December 31, 2007 (share number in thousands).

			Number of securities remaining
			available for issuance under
	Number of securities to be	Weighted-average	equity compensation plans
	issued upon exercise of	exercise price of	(excluding securities reflected
	outstanding options and rights	outstanding options	in column(a))
Plan Category	(a) (1) (2)	(b) (3)	(c)(4)

Equity compensation plans approved by security holders	6,014	$15.37	5,340
Equity compensation plans not approved by security holders	6,894	$15.67	1,923

Total	12,908	$15.63	7,263

(1)	Includes shares issuable upon exercise of outstanding stock options and following the vesting of outstanding restricted stock units. Under our stockholder approved plans, a total of 5,911,089 shares were issuable upon exercise of options and a total of 102,867 shares were issuable in respect of restricted stock units. Under our other stock plans not approved by shareholders, a total of 6,261,621 shares were issuable upon exercise of options and a total of 632,147 shares were issuable in respect of restricted stock units.

(2)	Does not include options to purchase 3,200 shares assumed in connection with the acquisition of Bradford Particle Design Ltd (with a weighted-average exercise price of $7.00 per share) and options to purchase 36,324 shares we assumed in connection with the acquisition of Shearwater Corporation (with a weighted-average exercise price of $0.03 per share).

(3)	Outstanding restricted stock units do not have an exercise price and therefore are not included in calculating the weighted-average exercise price of outstanding options.

(4)	Of the aggregate number of shares that remained available for future issuance under our stockholder approved plans, 5,122,298 were available under the 2000 Plan, 217,838 were available under the ESPP and nil were available under the Directors Plan. The 5,122,298 shares available under the 2000 Plan and the 1,923 shares available under the Non-Officer Plan may be granted as stock bonus or restricted stock awards instead of as options. However, any shares issued pursuant to stock bonus or restricted stock awards under these plans will reduce the number of shares available for new award grants by 1.5 shares for every one share issued. This table does not reflect the 9,000,000 additional shares that will be available under the 2008 Plan if stockholders approve the 2008 Plan proposal.

Equity Compensation Plans Not Approved by Stockholders

The Non-Officer Plan did not require approval of, and has not been approved by, our stockholders. The 2008 Plan is substantially similar to the Non-Officer Plan, except that only employees and consultants who are neither our officers nor directors may be granted awards under the Non-Officer Plan and incentive stock options cannot be granted under the Non-Officer Plan. The Committee administers the Non-Officer Plan and determines the exercise or purchase price for any shares of common stock subject to an award, the vesting schedule, if any, applicable to each award, the term of each award and the other terms and conditions of each award, in each case subject to the limitations of the Non-Officer Plan. Awards granted under the Non-Officer Plan generally will expire not more than 8 years after the date of grant.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and cast on this proposal will be required to ratify the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2008 by: (i) each director and nominee for director; (ii) each of our Named Executive Officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership **
	Number of	Percent of
Beneficial Owner	Shares	Total

OppenheimerFunds, Inc. and related entities (1)	17,860,646	19.3%

HealthCor Management, L.P. and related entities (2)	7,500,000	8.1%

Barclays Global Investors, NA. and related entities (3)	4,832,395	5.2%

Robert B. Chess(4)	1,182,602	1.3%

John S. Patton, Ph.D.(5)	580,073	*

Irwin Lerner(6)	170,000	*

Roy A. Whitfield(7)	167,500	*

Christopher A. Kuebler(8)	132,500	*

Michael A. Brown(8)	132,500	*

Susan Wang(9)	89,875	*

Hoyoung Huh, M.D., Ph.D.(10)	88,331	*

Joseph J. Krivulka(11)	77,500	*

Howard W. Robin(12)	75,202	*

Nevan C. Elam(12)	66,602	*

David Johnston(13)	63,749	*

Gil M. Labrucherie(14)	23,208	*

Lutz Lingnau(15)	8,950	*

John Nicholson(16)	2,944	*

Timothy Harkness(17)	12,500	*

Louis Drapeau	877	*

All executive officers and directors as a group (17 persons)	2,874,913	3.1%

*	Denotes ownership percentage less than 1%.

**	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 92,322,679 shares outstanding on January 31, 2008, adjusted as required by rules promulgated by the SEC.

(1)	Based solely on the Schedule 13G/A (Amendment No. 9) filed with the SEC on February 5, 2008 by OppenheimerFunds, Inc., a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, and Oppenheimer Global Opportunities Fund, an investment company registered under Section 8 of the Investment Company Act of 1940. Oppenheimer Global Opportunities Fund had shared voting and dispositive power with respect to 12,000,000 shares of our common stock. Oppenheimer Funds, Inc., had shared voting and dispositive power with respect to all 17,860,646 shares, including the 12,000,000 owned by the Oppenheimer Global Opportunities Fund. OppenheimerFunds, Inc. disclaims beneficial ownership as an investment adviser.

(2)	Based solely on the Schedule 13G/A filed with the SEC on February 13, 2008 by HealthCor Management, L.P. and related entities. Collectively, HealthCor, L.P., HealthCor Offshore, Ltd. and HealthCor Hybrid Offshore, Ltd. (the “Funds”) are the beneficial owners of a total of 7,500,000 shares of our common stock. By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all of the shares of our common stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and may also be deemed to beneficially own the shares of our common stock beneficially owned by the Funds. HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P. Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of our common stock beneficially owned by HealthCor, L.P. As the managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to such shares of common stock and therefore each may be deemed a beneficial owner of such common stock.

(3)	Based solely on the Schedule 13G filed with the SEC on February 5, 2008 by Barclays Global Investors, N.A. and related entities. Barclays Global Investors, N.A., a bank as defined in Section 3(a)(6) of the Exchange Act, beneficially owned 2,567,634 shares of our common stock with sole voting power over 2,272,757 shares of common stock and sole dispositive power over 2,567,634 shares. Barclays Global Fund Advisors, a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, beneficially owned and had sole voting and dispositive power over 2,264,761 shares.

(4)	Includes (i) 927,479 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008, (ii) 4,914 shares issued pursuant to our 401(k) Retirement Plan and (iii) 9,167 shares issuable upon vesting and delivery of restricted stock units.

(5)	Includes 1,823 shares owned by Mr. Patton’s wife, Natalie Patton. Also includes (i) 265,433 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008, (ii) 1,627 shares issued pursuant to the our 401(k) Retirement Plan, (iii) 1,750 shares issued pursuant to our Employee Stock Purchase Plan and (iv) 2,500 shares issuable upon vesting and delivery of restricted stock units. On November 7, 2006, Mr. Patton entered into a marital settlement agreement with his former wife, Jamie S. Patton. Pursuant to the terms of the marital settlement agreement, Mr. Patton transferred 255,114 shares to Ms. J. Patton and disclaims beneficial ownership of such shares.

(6)	Includes 165,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008.

(7)	Includes 162,500 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008.

(8)	Includes 127,500 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008.

(9)	Includes 84,875 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008.

(10)	Includes 80,331 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008.

(11)	Includes 72,500 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008.

(12)	Includes 64,202 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008.

(13)	Includes 63,749 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008.

(14)	Includes (i) 20,839 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008, (ii) 997 shares issued pursuant to the our 401(k) Retirement Plan, (iii) 250 shares issued pursuant to our Employee Stock Purchase Plan and (iv) 1,122 shares issuable upon vesting and delivery of restricted stock units.

(15)	Includes 7,500 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008.

(16)	Includes 880 shares and 2,064 shares owned by Mr. Nicholson’s sons, John L. Nicholson and Daniel A. Nicholson, respectively.

(17)	Includes 12,500 shares issuable upon exercise of options exercisable within 60 days of January 31, 2008.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations that no Form 5 was required, we believe that during the fiscal year ended December 31, 2007, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner, other than a Form 4 that was filed on January 9, 2007 for stock awards made to Mr. Chess on January 3, 2007 and a Form 3 that was filed for Mr. Lingnau on September 11, 2007 following Mr. Lingnau’s appointment to the board of directors on August 27, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We review all relationships and transactions between us and (i) any of our directors or executive officers, (ii) any nominee for election as a director, (iii) any security holder who is known to us to own beneficially or of record more than five percent of our common stock or (iv) any member of the immediate family of any of the foregoing. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

As required under SEC rules, related party transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our proxy statement. Historically, we have not entered into transactions with related parties. During the 2007 fiscal year, there were no relationships or transactions between us and any related party for which disclosure is required under the rules of the SEC.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The following is a brief biography of each current director, including each nominee for reelection at the Annual Meeting to a new term of office and each director whose current term of office continues through the Annual Meeting.

THE BOARD OF DIRECTORS

Current Directors Nominated for Reelecton to Serve Until the 2011 Annual Meeting

Michael A. Brown

Michael A. Brown, age 49, has served as our director since September 2002. Mr. Brown serves as Chairman of Line 6, a private company supplying musical instruments, amplifiers and audio gear. Mr. Brown was Chairman of the Board of Quantum Corporation, a computer storage device company, from 1998 through 2003 and continues to serve as a director of Quantum. He served as Quantum’s Chief Executive Officer from September 1995, until his retirement in September 2002. Mr. Brown was President of Quantum’s Desktop Storage Division from 1993 to 1995 and Executive Vice President and Chief Operating Officer from 1992 to 1993. Previously, Mr. Brown held senior positions in product and marketing management after he joined Quantum’s marketing organization in August 1984. Before joining Quantum, Mr. Brown served in the marketing organization at Hewlett-Packard, Inc., a computer products company. Mr. Brown holds a B.A. in economics from Harvard University and an M.B.A. from Stanford University. Mr. Brown is also a director of Symantec Corp., a security and storage management software company.

Joseph J. Krivulka

Joseph J. Krivulka, age 56, has served as our director since March 2005. Mr. Krivulka is founder and President of Triax Pharmaceuticals, a dermatology products company, a position he has held since November 2004. Mr. Krivulka is also the founder and Chairman of Akrimax Pharmaceuticals, LLC, an emerging branded and contract manufacturing pharmaceutical company. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC, a company that markets pharmaceutical products, from 1999 until 2004. Mr. Krivulka was formerly Chief Executive Officer of Bertek, Inc., a generic pharmaceutical products company that is a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories, a generic pharmaceutical products company. Mr. Krivulka is also a director of Aeolus Pharmaceuticals Inc., a drug development services company. He holds a B.S. from West Virginia Wesleyan College.

Howard W. Robin

Howard W. Robin, age 55, has served as our President and Chief Executive Officer since January 2007 and was appointed as a member of our board of directors in February 2007. Mr. Robin served as Chief Executive Officer, President and a director of Sirna Therapeutics, Inc., a biotechnology company, from July 2001 to November 2006 and from January 2001 to June 2001, served as their Chief Operating Officer, President and as director. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc., a pharmaceutical products company that is a subsidiary of Schering, AG, and from 1987 to 1991 he served as Vice President of Finance and Business Development and Chief Financial Officer. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. He was a Senior Associate with Arthur Andersen & Co. prior to joining Berlex. Mr. Robin is also a director of Acologix, a biopharmaceutical company. He received his BS in Accounting and Finance from Fairleigh Dickinson University in 1974.

Directors Continuing in Office Until the 2009 Annual Meeting

Robert B. Chess

Robert B. Chess, age 50, is Chairman of our board of directors and has served as a director since May 1992. Mr. Chess is currently the Chairman and CEO of OpX Biotechnologies, a start-up platform technology company in the biofuels and biorefined chemicals field. From March 2006 until January 2007, Mr. Chess served as Acting President and Chief Executive Officer, and from April 1999 to January 2007, served as Executive Chairman. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. Mr. Chess was previously the co-Founder and President of Penederm, Inc., a publicly-traded dermatological pharmaceutical company that was sold to Mylan Laboratories. He has held management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a member of the first President Bush’s White House staff. Mr. Chess serves on the board of directors of the Biotechnology Industry Organization (BIO), is Co-Chairman of BIO’s Intellectual Property Committee, and has served as Chairman of BIO’s Emerging Company Section. Mr. Chess is Chairman of Bio Ventures for Global Health, a member of the board of directors of Metabolex, and is on the Board of Trustees of the California Institute of Technology and the Committee for Economic Development. He is a member of the faculty of the Stanford Graduate School of Business, where he teaches courses in Entrepreneurship and Management of Health Care Innovation, and is an Adjunct Fellow at Stanford’s Center for Health Policy. Mr. Chess received his B.S. degree in Engineering from the California Institute of Technology and an M.B.A. from Harvard.

Dr. Hoyoung Huh

Dr. Hoyoung Huh, age 38, has served as our director since February 2008. Since March 2008, Dr. Huh has served as President and Chief Executive Officer of BiPar Sciences, a privately held biopharmaceutical company focused on oncology therapeutics. From May 2007 through February 2008, Dr. Huh served as our Chief Operating Officer and Head of the PEGylation Business Unit, responsible for the Company’s worldwide business development, marketing, manufacturing and leading Nektar’s PEGylation business. From March 2005 through April 2007, he served as the Company’s Senior Vice President of Business Development and Marketing. From September 1997 to February 2005, Dr. Huh was a leader in the healthcare and biotechnology practice at McKinsey and Company, a management consulting firm, where he was elected partner in 2003. He currently serves on the Board of BayBio, a biotechnology industry association. Dr. Huh holds an M.D. from Cornell University Medical College, a Ph.D. in Genetics and Cell Biology from the Cornell University/Sloan Kettering Institute, and an A.B. in Biochemistry from Dartmouth College.

Susan Wang

Susan Wang, age 57, has served as our director since December 2003. Ms. Wang, who retired from Solectron in May 2002, served in various management positions there from 1984 to June 2002. Her final position at Solectron, an electronics manufacturing services and supply chain solutions company, was Executive Vice President for Corporate Development and Chief Financial Officer, a position she held from September 2001 to June 2002. Prior to joining Solectron, Ms. Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York and is a certified public accountant. Ms. Wang earned an M.B.A. from the University of Connecticut and a B.S. in accounting from the University of Texas. Ms. Wang is also a director of Altera Corporation, a programmable semiconductor company, and Avanex Corporation, an optical switching company.

Roy A. Whitfield

Roy A. Whitfield, age 54, has served as our director since August 2000. He currently serves as a director of Incyte Corporation, Illumina, Inc., Sciona, Inc. and Bioseek, Inc. Since February 2008, he has also served as Executive Chairman of the board of directors of Bioseek. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation, a company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. Mr. Whitfield was awarded a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

Directors Continuing in Office Until the 2010 Annual Meeting

Christopher A. Kuebler

Christopher A. Kuebler, age 54, has served as our director since December 2001. Mr. Kuebler also currently serves on the board of directors of Waters Corporation, an analytical technologies services company. From January

1997 to December 2005, Mr. Kuebler served as Chairman of the Board of Covance Inc., a drug development services company, and from November 1994 to December 2004, served as its Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc., a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories’ Pharmaceutical Division and was that Division’s Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Before that, he held positions at Squibb Inc. and Monsanto Health Care. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.

Irwin Lerner

Irwin Lerner, age 77, has served as our director since April 1999. From November 2006 to June 2007, Mr. Lerner served as the Interim President and Chief Executive Officer of Medarex Inc., a monoclonal antibody products company, for which Mr. Lerner has served as a director since 1995 and Chairman of the Board since 1997. Mr. Lerner served as Chairman of the Board and on the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and from 1980 through December 1992, also served as its President and Chief Executive Officer. He served for 12 years on the board of the Pharmaceutical Manufacturers’ Association where he chaired the Association’s FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Business School. Mr. Lerner is also a director of Covance Inc., a drug development services company, and Panacos Pharmaceuticals Inc., an anti-viral products company.

Lutz Lingnau

Lutz Lingnau, age 65, retired from Schering AG Group, Germany, in 2005 as a member of Schering AG’s Executive Board and as Vice Chairman, President and Chief Executive Officer of Schering Berlin, Inc., a United States subsidiary. Prior to his retirement, Mr. Lingnau was responsible for Schering AG’s worldwide specialized therapeutics and dermatology businesses. He joined Schering AG’s business trainee program in 1966. Throughout his career at Schering AG, he served in various capacities and in a number of subsidiaries in South America and the United States, including his roles as President of Berlex Laboratories, Inc., from 1983 to 1985, as the Head of Worldwide Sales and Marketing in the Pharmaceutical Division of Schering AG, from 1985 to 1989, and as Chairman of Berlex Laboratories, Inc. from 1985 to 2005. Mr. Lingnau is currently a member of the Supervisory Board of LANXESS AG, Chairman of the board of directors of Micropharma Limited, a biotechnology company, and was a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from February 2006 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006.

John S. Patton, Ph.D.

John S. Patton, Ph.D., age 61, our co-founder, has served as our Chief Research Fellow since April 2008, and has served as a director since July 1990. Dr. Patton served as Chief Scientific Officer from December 2001 to March 2008 and Vice President, Research from December 1991 to November 2001. He served as our President from the Company’s incorporation in July 1990 to December 1991. From 1985 to 1990, Dr. Patton was a Project Team Leader with Genentech, Inc., a biotechnology company, where he headed their non-invasive drug delivery activities. Dr. Patton was on the faculty of the Marine Science and Microbiology Departments at the University of Georgia from 1979 through 1985, where he was granted tenure in 1984. Dr. Patton received a B.S. in Zoology and Biochemistry from Pennsylvania State University, an M.S. from the University of Rhode Island, a Ph.D. in Biology from the University of California, San Diego and received post doctorate fellowships from Harvard Medical School and the University of Lund, Sweden, both in biomedicine. Dr. Patton is also a director of Halozyme Therapeutics, Inc., a biopharmaceutical company.

Meetings of the Board of Directors

The board of directors met eleven (11) times during the 2007 fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served held during the period of the 2007 fiscal year for which he or she was a director or committee member, as applicable.

Corporate Governance

The board of directors has documented our governance practices in our Corporate Governance Policy Statement to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy Statement sets forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications and evaluation of the board and committees. The Corporate Governance Policy Statement, as well as the charters for each committee of the board, may be viewed at www.nektar.com.

Independence of the Board of Directors

As required under the NASDAQ Global Select Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these standards, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Robin, our President and Chief Executive Officer, Dr. Patton, our co-founder and Chief Research Fellow, Dr. Huh, our former Chief Operating Officer and Head of the PEGylation Business Unit through February 28, 2008, and Mr. Chess, who acted as our Interim Chief Executive Officer from March 2006 through Mr. Robin’s appointment in January 2007.

As required under applicable NASDAQ listing standards, in the 2007 fiscal year, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Messrs. Brown, Lerner, Krivulka and Whitfield each presided over one or more of the executive sessions held in 2007.

Information Regarding the Committees of the Board of Directors

The board has three committees: an audit committee, an organization and compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for the 2007 fiscal year for each of the board committees:

Nominating and
		Organization and	Corporate
Name	Audit	Compensation	Governance

Mr. Michael A. Brown*		X
Mr. Robert B. Chess
Dr. Hoyoung Huh
Mr. Chistopher A. Kuebler		X	X
Mr. Irwin Lerner			X
Mr. Lutz Lingnau
Dr. John S. Patton
Mr. Howard W. Robin
Ms. Susan Wang*	X
Mr. Roy A. Whitfield*	X		X
Mr. Joseph J. Krivulka	X	X
Total meetings in the 2007 fiscal year	8	8	1

*	Committee Chairperson

Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

Audit Committee

The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	establishes guidelines and procedures with respect to the rotation of audit partners and other senior personnel engaged in providing audit services;

•	reviews and approves the retention of the independent registered public accounting firm for any permissible non-audit services and, at least annually, discusses with the independent registered public accounting firm and reviews that auditors’ independence;

•	reviews with the independent registered public accounting firm any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent registered public accounting firm and management’s response;

•	reviews with management and the independent registered public accounting firm the scope, adequacy and effectiveness of our financial reporting controls;

•	establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	investigates and resolves any disagreements between our management and the independent registered public accounting firm regarding our financial reporting, accounting practices or accounting policies;

•	meets with senior management and the independent registered public accounting firm in separate executive sessions;

•	reviews the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K; and

•	discusses with management and the independent registered public accounting firm the results of the independent registered public accounting firm’s review of our quarterly financial statements and the results of our annual audit and the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports.

The audit committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors.

Three directors comprised the audit committee in fiscal 2007: Ms. Wang, who chairs the committee, and Messrs. Krivulka and Whitfield. On February 25, 2008, the board of directors made a change of assignment to the audit committee appointing Mr. Lerner in place of Mr. Krivulka. The board of directors annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent. The board of directors has determined that Ms. Wang qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board made a qualitative assessment of Ms. Wang’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer of a public reporting company. In addition to our audit committee, Ms. Wang also serves on the audit committees of Avanex Corporation and Altera Corporation. The board of directors does not believe that such simultaneous service impairs Ms. Wang’s ability to effectively serve on our audit committee and as the chairwoman of such committee. The audit committee has adopted a written audit committee charter that is available on our corporate website at www.nektar.com.

Organization and Compensation Committee

The organization and compensation committee of the board of directors administers the variable compensation programs and reviews management’s recommendations for organization structure and development of the Company. Additionally, the organization and compensation committee also reviews management’s recommendations for both the type and level of cash and equity-based compensation for officers, employees and consultants of the Company, and recommends certain compensation actions to the board of directors. The organization and compensation committee:

•	reviews and approves the structure and guidelines for various incentive compensation and benefit plans and recommends for the board of director’s approval incentive compensations plans in which the Chief Executive Officer participates;

•	grants stock awards under the various equity incentive compensation and benefit plans and delegates certain administrative authority to an option grant subcommittee comprised of management representatives;

•	recommends to the independent members of the board of directors the compensation levels for the President and Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other direct or indirect benefits;

•	approves the compensation levels for the Section 16(b) officers of the Company (other than the Chief Executive Officer) and those vice-president level employees that report directly to the Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other direct or indirect benefits;

•	recommends the compensation levels for the members of the board of directors who are non-employee directors for approval by the independent members of the board of directors;

•	reviews the operation of the Company’s executive compensation programs to determine whether they remain supportive of the Company’s business objectives and are competitive relative to comparable companies and to establish and periodically review policies for the administration of executive compensation programs; and

•	reviews management recommendations on organization structure and development, including succession planning and any performance concerns for vice-president level employees that report directly to the Chief Executive Officer.

The organization and compensation committee’s charter permits it to rely on members of management when appropriate in performing its duties. The organization and compensation committee takes into account our President and Chief Executive Officer’s recommendations regarding the compensatory arrangements for our executive officers, although our President and Chief Executive Officer does not participate in the deliberations or determinations of his own compensation. In particular, the organization and compensation committee considered our President and Chief Executive Officer’s recommendations regarding the appropriate equity awards to grant to our executive officers. The organization and compensation committee’s charter gives the committee the sole authority to retain independent counsel, compensation and benefits consultants or other outside experts or advisors that it believes to be necessary or appropriate. During 2007, the organization and compensation committee retained Towers Perrin and Frederic W. Cook & Co., each a national executive compensation consulting firm that performs compensation benchmarking, analysis and design services. Towers Perrin was engaged to provide benchmarking and analysis in the first quarter of 2007. Frederic W. Cook & Co. was engaged to provide compensation benchmarking studies, to assist in the development of our 2007 peer group of companies for compensation comparison purposes and to provide recommendations and advice on the structure and amounts of the compensation provided to our President and Chief Executive Officer and other executive officers during 2007. Each of Towers Perrin and Frederic W. Cook & Co. do not provide any other services to us other than the services it performs at the request of the organization and compensation committee.

Three directors comprised the organization and compensation committee in fiscal 2007: Mr. Brown, who chairs the committee, and Messrs. Kuebler and Krivulka. On February 25, 2008, the board of directors made a change of assignment to the committee appointing Mr. Lingnau in place of Mr. Krivulka. The board of directors annually reviews the NASDAQ listing standards definition of independence for organization and compensation committee members and has determined that all members of our organization and compensation committee are independent. The organization and compensation committee charter can be found on our corporate website at www.nektar.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee:

•	evaluates board composition and performance;

•	identifies, reviews and recommends for the board’s selection candidates to serve as directors;

•	reviews the adequacy of and compliance with our Code of Business Conduct and Ethics;

•	administers and oversees all aspects of our corporate governance functions on behalf of the board; and

•	monitors regulatory and legislative developments in corporate governance, as well as trends in corporate governance practices, and makes recommendations to the board regarding the same.

The nominating and corporate governance committee believes that candidates for director should possess the highest personal and professional ethics, integrity and values, be committed to represent our long-term interests and those of our stockholders, possess diverse experience at policy-making levels in business, science and technology, possess key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings, as well as have sufficient time to carry out the duties and responsibilities of a board member effectively.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of our board to maintain a balance of knowledge, experience and capability. The nominating and corporate governance committee also periodically reviews the overall effectiveness of the board including board attendance, level of participation, quality of performance, self-assessment reviews and any relationships or transactions that might impair director independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. We have paid fees to third party search firms in the past to assist in our process of identifying or evaluating director candidates.

The nominating and corporate governance committee of our board of directors will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information and relevant qualifications to our Secretary. All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.

Three directors comprise the nominating and corporate governance committee: Mr. Whitfield, who chairs the committee, and Messrs. Kuebler and Lerner. The board of directors annually reviews the NASDAQ listing standards definition of independence for nominating and corporate governance committee members and has determined that all members of our nominating and corporate governance committee are independent. Our nominating and corporate governance committee charter can be found on our corporate website at www.nektar.com.

Stockholder Communications with the Board of Directors

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or individual director, should submit written or electronic communications to our Secretary, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, by our Secretary on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.nektar.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions, will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K.

Organization and Compensation Committee Interlocks and Insider Participation

The organization and compensation committee consisted of three non-employee members during 2007: Messrs. Brown, Kuebler and Krivulka. No director who served on the organization and compensation committee in 2007 was, or has been, an officer or employee of us, nor has any director had any relationships requiring disclosure under the SEC rules regarding certain relationships and related-party transactions. None of our executive officers served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our board of directors or organization and compensation committee.

Director Compensation Table

Each of our non-employee directors participates in our Compensation Plan for Non-Employee Directors (the “Director Plan”). Only our non-employee directors are eligible to participate in the Director Plan. The following table shows, for the fiscal year ended December 31, 2007, compensation awarded or paid to our non-employee directors at December 31, 2007.

	Fees Earned	Stock	Option	All Other
	or Paid in	Awards	Awards	Compensation
Name (1)	Cash ($)	($)(2)(4)	($)(3)(4)	Earnings ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)

Michael A. Brown	39,500	182,570	64,082	50,000	336,152

Robert B. Chess	29,166	75,324	110,115	-	214,605

Joseph J. Krivulka	39,500	182,570	64,082	-	286,152

Christopher A. Kuebler	35,000	124,023	64,082	-	223,105

Irwin Lerner	32,000	124,023	64,082	-	220,105

Lutz Lingnau	12,500	15,255	12,383	-	40,138

Susan Wang	44,667	73,846	64,082	-	182,595

Roy A. Whitfield	45,500	73,846	64,082	-	183,428

(1)	Amounts reported for Mr. Chess, our Chairman of the Board and former Acting President and Chief Executive Officer, represent the compensation earned in respect of his services as a non-employee director for the period in 2007 in which he was no longer an employee of us. The compensation earned or awarded to Mr. Chess in respect of his services as our Acting President and Chief Executive Officer is reported in the Summary Compensation Table and related supporting tables.

Dr. Patton, our Founder and Chief Research Fellow, is not included in this table as he was an employee of us in 2007 and thus received no compensation for his services in his capacity as a director.

Mr. Robin, our President and Chief Executive Officer is not included in this table as he was an employee of us in 2007 and thus received no compensation for his services in his capacity as a director.

(2)	Amounts reported represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123R. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures of restricted stock unit awards made by the non-employee directors during the year. For a complete description of the assumptions made in determining the SFAS No. 123R valuation, please refer to Note 2 (Share-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2007. As of December 31, 2007, each of our non-employee directors has the following number of outstanding restricted stock unit awards that were granted in respect of their services as directors: Michael A. Brown: 5,000; Robert B. Chess: 9,167: Joseph J. Krivulka: 5,000; Christopher Kuebler: 5,000; Irwin Lerner: 5,000; Lutz Lingnau: 5,000; Susan Wang: 5,000; and Roy A. Whitfield: 5,000.

(3)	Amounts reported represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123R. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures of stock option awards made by non-employee directors during the year. For a complete description of the assumptions made in determining the SFAS No. 123R valuation, please refer to Note 2 (Share-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2007. As of December 31, 2007, each of our non-employee directors has the following number of outstanding stock option awards that were granted in respect of their services as directors: Michael A. Brown: 122,500; Robert B. Chess: 27,500; Joseph J. Krivulka: 67,500; Christopher A. Kuebler: 120,000; Irwin Lerner: 165,000; Lutz Lingnau: 15,000; Susan Wang: 77,375; and Roy A. Whitfield: 155,000.

(4)	The grant date fair value of the restricted stock unit awards granted to Mr. Chess during 2007 is $107,463. The grant date fair value of the restricted stock unit awards awarded to each other non-employee director during 2007 is $44,000. The grant date fair value of the stock options awarded to Mr. Chess during 2007 is $149,855. The grant date fair value of the stock options awarded to each other non-employee director during 2007 is $54,209.

(5)	Represents a special payment recommended and approved by the board of directors for Mr. Brown’s service as Chairman of our organization and compensation committee in connection with our Chief Executive Officer hiring process.

Under the Director Plan in effect for 2007, each non-employee director was eligible to receive an annual retainer of $25,000 for serving on the board of directors, an annual retainer of $25,000 for serving as the chair or lead director of the board of directors, an annual retainer of $7,500 for serving on the audit committee, an additional annual retainer of $7,500 for serving as chair of the audit committee, an annual retainer of $5,000 for serving on any other committee established by the board of directors and an additional annual retainer of $5,000 for serving as chair of any other such committee. In addition, if a non-employee director attended more than four (4) regularly scheduled board meetings then such non-employee director received an additional $2,000 per in person meeting and if the non-employee director attended more than four (4) telephonic board meetings then such non-employee director received an additional $1,000 per telephonic meeting. Similarly, if a non-employee director attended more than four (4) regularly scheduled committee meetings then such non-employee director received an additional $1,000 per in person meeting and if the non-employee director attended more than four (4) telephonic committee meetings then such non-employee director received an additional $500 per telephonic meeting.

In addition, under the Director Plan in effect for 2007, in September each non-employee director received equity awards under the 2000 Equity Incentive Plan with an aggregate value composed of fifty percent (50%) stock options at an exercise price equal to the closing price of our common stock on the grant date and fifty percent (50%) restricted stock unit awards. This annual equity compensation award was based on the approximate aggregate value of the median equity compensation for non-employee directors of comparable companies as determined annually by the board of directors. The value of stock options was determined based on the application of the Black-Scholes valuation method. Stock options and restricted stock unit awards granted to non-employee directors under the Director Plan vest over a period of one year following the date of grant and stock options have a term of eight (8) years. In the event of a change of control, the vesting of each option or restricted stock unit award will accelerate in full as of the closing of such transaction. Each option or restricted stock unit award will also accelerate in full upon the director’s death.

In March 2008, the organization and compensation committee recommended, and the board of directors approved, an Amended and Restated Compensation Plan for Non-Employee Directors, effective as of January 1, 2008 (the “2008 Director Plan”). The modifications were made to the Director Plan to adjust compensation to more closely approximate the median of non-employee director compensation of our peer group companies. The structure of the 2008 Director Plan is substantially similar to the Director Plan in effect for 2007, however, the following key changes were made. The annual retainers previously payable to directors for their service on committees of the board of directors were eliminated, and the meeting fees payable for attendance at committee meetings in person or telephonically were increased. Under the 2008 Director Plan, directors are entitled to receive their board and committee meeting fees for all meetings attended, and not just for attending more than four (4) meetings. Changes were also made to the mix of equity awards, as we can elect to grant 100% of the annual equity award in the form of stock options (rather than 50% in stock options and 50% in restricted stock unit awards). While the 2008 Director Plan retains the flexibility to grant a mix of stock options and restricted stock unit awards, the board of directors determined that non-employee director equity compensation in 2008 would be in the form of stock options to be consistent with the type of recent equity incentives granted to the Named Executive Officers. In addition, the 2008 Director Plan now provides for an initial equity award that will be granted to new directors upon their appointment to the board of directors. The value of the initial equity award is equal to 150% of the annual equity award and will vest monthly over a period of three years or upon the occurrence of a change of control. New directors will also be entitled to a pro rata portion of the annual equity award if they are appointed following the grant date. The board of directors also decided to make a one-time equity award to Messrs. Lingnau and Huh in connection with their recent appointment to the board of directors which was consistent with the initial equity awards made to the other members of the board of directors in connection with their appointments to the board of directors. This appointment equity award for Messrs. Lingnau and Huh was made in March 2008 and therefore will be reported in our 2008 Director Compensation Table.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our executive compensation philosophy and decision making process. It discusses the principles underlying the structure of the compensation arrangements for our Chief Executive Officer, our former Acting Chief Executive Officer, our Chief Financial Officer, two other persons that served as Chief Financial Officer during 2007, our other three most highly compensated executive officers who were serving as executive officers on December 31, 2007 and our former Senior Vice President Research and Development who would have been one of our other three most highly compensated executive officers had his employment not terminated prior to December 31, 2007 (the “Named Executive Officers”).

Our current compensation programs for the Named Executive Officers are determined and approved by the organization and compensation committee, although the full board of directors approves the compensation programs for our Chief Executive Officer based on the recommendations of the organization and compensation committee. None of the Named Executive Officers are members of the organization and compensation committee. As described in more detail above under the caption “Information About the Board of Directors—Organization and Compensation Committee,” the organization and compensation committee takes into account our President and Chief Executive Officer’s recommendations regarding the compensatory arrangements for our executive officers, although our President and Chief Executive Officer does not participate in the deliberations or determinations of his own compensation. For example, during 2007, the organization and compensation committee considered the President and Chief Executive Officer’s recommendations regarding the appropriate equity awards to grant to our executive officers. The other Named Executive Officers do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.

Compensation Program Objectives and Philosophy

In 2007, the Company began a significant transformation from a drug delivery service provider to a therapeutic drug development company. As a result, in 2007 the Company was in a turn-around position as it began execution of its strategy to develop and expand early research activities and its proprietary clinical development pipeline as well as continuing to execute on significant collaboration partnerships. During this critical transition year, we concluded that it was vital that we provide our experienced and skilled senior leadership with significant incentives and retention compensation. Our goal was to structure a substantial portion of this compensation such that it would only have value if the senior leadership was successful in building significant incremental value for the Company and its stockholders.

As such, our current executive compensation programs are intended to achieve the following four fundamental goals and objectives: (1) to attract and retain an experienced, highly qualified and motivated executive management team to lead our business, (2) to emphasize sustained performance by aligning significant elements of executive compensation with our stockholders’ interests, (3) to provide appropriate economic rewards for achieving high levels of Company performance and individual contribution and (4) to ensure we are paying competitively, taking into account the experience, skills and performance of the executive officers required to build our business in our turn-around position.

When structuring our current executive compensation programs to achieve our goals and objectives, we are guided by the following basic philosophies:

•	Pay for Performance and Alignment with Stockholders’ Interests. A pay for performance model that will deliver compensation significantly above our industry median for exceptional performance both for performance-based incentive compensation and potential equity value is an effective way both to attract and retain highly qualified and motivated executives.

•	Total Rewards Program. The total compensation program must balance pay for performance elements with static non-performance based elements in order to create a total rewards program that is competitive.

•	Flexible Approach. The level of compensation provided to executives must take into account each executive’s role, experience, tenure and performance.

•	Focus on Achievement of Identified Business Goals. The compensation program should be structured so that executives are appropriately incentivized to achieve our short- and long-term goals.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation goals and objectives. For example, we believe that performance-based short-term cash incentive opportunities in combination with equity incentive awards that are earned over time and increase in value as the Company becomes more valuable is the best way to align our executives’ interests with those of our stockholders. Providing base salaries, occasional discretionary bonus opportunities and severance protections for certain terminations of employment helps us ensure that we are providing a competitive compensation package that will permit us to attract and retain qualified executives. We believe that we have created a total compensation program that combines short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that are appropriate to achieve each of our four fundamental goals and objectives. We also believe that the structure of our compensation program provides appropriate incentives to reward our executive officers for achieving our long-term goals and objectives, some of the most important of which are building a successful product pipeline, encouraging collaboration with partners to build long-term business relationships, increasing the efficiency of our organization capabilities and infrastructure and continuously improving our financial performance.

Design and Elements of Our Compensation Program

As we describe in more detail below, the material elements of our current executive compensation programs for Named Executive Officers consist primarily of the following:

1.	Base Salary. Each Named Executive Officer earned an annual base salary during 2007 for the period that he was employed.

2.	Short-Term Incentive Compensation and Discretionary Bonuses. Each Named Executive Officer, other than Mr. Chess, was eligible to earn an incentive cash compensation payment based on the achievement of company-wide performance objectives and upon their individual performance. In addition, Messrs. Huh and Chess earned discretionary bonuses during 2007 based upon their performance.

3.	Long-Term Incentive Compensation. Each Named Executive Officer received a grant of stock options during 2007, while Messrs. Nicholson, Chess and Harkness also received restricted stock unit awards (“RSUs”).

4.	Severance and Change of Control Benefits. Each Named Executive Officer who remains one of our employees is offered severance benefits for certain actual or constructive terminations of employment, as well as enhanced severance benefits for certain actual or constructive terminations of employment occurring in connection with a change of control. Certain of our Named Executive Officers whose employment with us has terminated received severance benefits in connection with their termination of employment.

While we review peer group company data regarding the mix of current and long-term incentive compensation and between cash and non-cash compensation, we have not adopted any formal policies or guidelines for allocations among these various compensation elements. However, consistent with our philosophy of paying for performance, we believe that a greater component of overall cash compensation for the Named Executive Officers relative to other employees should be performance-based.

Benchmarking of Compensation: Peer Companies

One important factor in our compensation decisions is information regarding compensation practices of similar public companies. When making compensation decisions during 2006 that affected compensation levels for 2007, and when making compensation decisions during the first portion of 2007, we reviewed compensation studies prepared by Towers Perrin as part of our decision process. The compensation studies provided by Towers Perrin provided data on base salary, total cash compensation (base salary plus actual annual incentives), target total cash compensation (base salary plus target annual incentives) and actual total direct compensation (actual total cash compensation plus expected value of long-term equity incentives). The compensation studies provided by Towers Perrin were based on a review of the following 28 publicly-held companies:

Alkermes, Inc.	MGI Pharma Inc.
Amylin Pharmaceuticals Inc.	Nabi Biopharmaceuticals
Biosite Inc.	Neurocrine Biosciences Inc.
Celgene Corp.	OSI Pharmaceuticals Inc.
Connetics Corp.	Pharmion Corp.
Cubist Pharmaceutical Inc.	Protein Design Labs Inc.
CV Therapeutics Inc.	Salix Pharmaceuticals
Enzon Pharmaceuticals Inc.	Sepracor Inc.
Eyetech Pharmaceuticals Inc.	Serologics Corp.
Gen-Probe Inc.	Techne Corp.
Human Genome Sciences Inc.	United Therapeutics Corp.
ICOS Corp.	Ventana Medical Systems Inc.
Intermune Inc.	Vertex Pharmaceuticals Inc.
Martek Biosciences Corp.	Zymogenetics Inc.

In July 2007, we undertook a review of our peer group companies and selected a smaller, more focused group that better fits our transition from a drug delivery company to a multi-product drug development company. In determining the appropriate peer companies, we considered the following factors: business model, business stage and complexity, product similarity and company size (both number of employees and market capitalization). We approved a new peer group in December 2007. Frederic W. Cook & Co. developed compensation studies that provided data on base salary, total cash compensation (base salary plus actual annual incentives), target total cash compensation (base salary plus target annual incentives) and actual total direct compensation (actual total cash compensation plus expected value of long-term equity incentives). This information was used in the deliberations when determining the structure and amounts of retention equity awards made to the Named Executive Officers in December 2007, and in determining total compensation for the Named Executive Officers as part of our annual compensation review in February 2008. The new peer companies included:

Alkermes, Inc.	Onyx Pharmaceuticals Inc.
Cubist Pharmaceutical Inc.	OSI Pharmaceuticals Inc.
CV Therapeutics Inc.	PDL BioPharma, Inc.
Human Genome Sciences Inc.	Pharmion Corp.
Incyte Corporation	United Therapeutics Corp.
Medarex, Inc.	Zymogenetics Inc.

The above selection of peer group companies was reviewed by the board of directors prior to approval. We recognize that given the fluctuation of our market capitalization in 2007 as a result of the business transition discussed above, it was important to consider a wide range of factors in selecting an appropriate peer group. We concluded that we will again review the appropriateness of this selection of peer group companies in 2008.

We realize that benchmarking our executive compensation programs against compensation earned at peer group companies may not always be appropriate as a standalone tool for setting compensation due to the unique aspects of our business and the need to attract and retrain particular expert managers with unique experience, skills and other individual circumstances. However, we generally believe that gathering this information is an important component of our executive compensation decision-making process.

Current Executive Compensation Program Elements

Base Salary

Base salary is an important element of compensation for the Named Executive Officers because it provides the executives with a specified minimum level of cash compensation for their services. Base salaries for those Named Executive Officers who were employed in February 2007 were reviewed by us at that time and were generally increased from between 5% to 16.5% relative to the base salaries earned during 2006. When determining the amount of each such Named Executive Officer’s increase, we considered peer group company data, Radford executive survey data covering companies in the life sciences industry, individual performance, level and scope of responsibility, experience and internal pay equity considerations. In 2007, we believe that we both recruited and retained superior executive talent to guide the company through a period of significant transition. We also promoted three of our Named Executive Officers during 2007 based upon their exceptional performance in their prior roles and increased the base salary of Dr. Huh by 12.6% in connection with his promotion. Consistent with our objective of attracting and retaining highly qualified and motivated executives and given our turn-around position, we targeted the base salary for the newly hired and promoted executives between the 50th percentile and 75th percentile, with individual variations within this range determined based upon the executive’s experience, past performance and expected role in the Company. The base salary earned by each Named Executive Officer during 2007 is reported below in the Summary Compensation Table.

Short-Term Incentive Compensation and Discretionary Bonuses

Incentive Compensation Policy. In December 2006, we approved the Incentive Compensation Policy as our short-term incentive compensation plan for the 2007 fiscal year. We adopted the Incentive Compensation Policy for all employees and all executive officers other than the Chief Executive Officer, who is subject to his own variable compensation arrangement with objectives established and evaluated by the full board of directors. However, because the Chief Executive Officer’s variable compensation arrangement is structured to mirror the Incentive Compensation Policy in as many respects as are practical, we discuss the Chief Executive Officer’s short-term incentive compensation opportunity as part of the discussion of the Incentive Compensation Policy. Consistent with our compensation philosophies of paying for performance and maintaining a flexible approach, we adopted the Incentive Compensation Policy to provide Named Executive Officers with an incentive to contribute to the achievement of corporate objectives and goals while at the same time encouraging and rewarding excellent individual performance and recognizing differences in performance between individuals.

Plan Design. The design approved for the Incentive Compensation Policy is to have a number of Company performance objectives, with defined deliverables, and predetermined weightings for each performance period. The targets for each of these Company performance objectives are established so that attainment of the objective is not assured and requires significant performance above the base-level plan to achieve the highest incentive compensation levels. After determination of the level of achievement of the Company performance objectives for the performance period, the board of directors will determine the percentage at which the Company met its performance objectives. Each Company performance objective may be met, exceeded or not satisfied, and as a result the Company’s performance rating may range from 0% to 150% depending on our achievement of the performance objectives. We may, in our discretion, determine that our corporate performance for a performance period does not merit awarding any incentive compensation.

After the Company performance rating is determined by the board of directors, each Named Executive Officer’s individual performance is reviewed by us in order to determine the appropriate percentage to be assigned to him based on an assessment of his individual performance for the performance period. Each Named Executive Officer’s actual bonus payment is then determined based on both the level of attainment of the Company performance objectives and the Named Executive Officer’s individual performance. The Incentive Compensation Policy does not provide for a specific allocation of each Named Executive Officer’s actual bonus amount between attainment of the Company performance objectives and individual performance (e.g., a Named Executive Officer could earn his full target bonus if his individual performance percentage is 100%, even if we fail to achieve the Company performance objectives at the 100% level). The appropriate allocation for each Named Executive Officer is determined by us in our sole discretion. The maximum payout for each Named Executive Officer was determined to be 200% of his target annual incentive (with the actual award determined based on the corporate performance modifier and the individual performance modifier), although the maximum payout under Mr. Robin’s variable compensation arrangement for 2007 was set at 150% of his target annual performance-based incentive compensation based on his offer letter agreement entered into in January 2007. The design of the Incentive Compensation Policy can be summarized as follows:

Target Annual	X	Corporate	X	Individual
Incentive		Performance		Performance
		Modifier		Modifier
(% of Base Salary)		(0 − 150)%		(0 − 200%)

Target Annual Incentives for 2007. Except for Mr. Chess, who did not participate in the Incentive Compensation Policy, the Named Executive Officers who were employed by us during 2006 were each assigned a target annual incentive award for 2007 at the beginning of the year. Mr. Robin and the other Named Executive Officers who began employment during 2007 were also assigned a target incentive award that they were eligible to earn for the portion of 2007 following their start date although Mr. Robin who began employment in January 2007 was eligible for 100% of his incentive compensation target. Each Named Executive Officer’s target annual incentive award was set as a specific percentage of base salary. For the participating Named Executive Officers other than Mr. Robin, the dollar amount of the annual incentive target was initially split between two semi-annual performance periods by dividing it equally into two parts (Mr. Robin’s incentive target applied for the entire portion of 2007). For example, an executive with an initial target annual incentive equal of 50% of base salary would have had a target incentive equal to 50% of the base salary earned for the performance period from January 1, 2007 through June 30, 2007, and a target incentive equal to 50% of the base salary earned for the performance period from July 1, 2007 through December 31, 2007. Following the initial determination of target incentive awards, we decided to retroactively increase the target awards for Messrs. Elam, Huh and Patton. We increased Dr. Huh’s target award in connection with his promotion to Chief Operating Officer and Head of the PEGylation Business Unit in June 2007. We increased Messrs. Elam’s and Patton’s target awards because, after reviewing peer group compensation information, we determined that their initial awards were not competitive with similar short-term incentive opportunities offered to comparable executives at our peer companies. The following table shows the target annual incentive award assigned to each Named Executive Officer for 2007 both as a dollar amount for the entire 2007 year and as a percentage of base salary for each semi-annual performance period. The amounts shown in the table reflect the retroactive adjustments described above, and the dollar amounts presented take into account the value of any pro-rata bonuses newly hired Named Executive Officers were entitled to receive for 2007.

	Target	Target Annual	Target Annual
	Annual	Incentive for	Incentive for
	Incentive for	1/1/07 through	7/1/07 through
	Entire 2007	6/30/07	12/31/07
	Year	(% of Base	(% of Base
Name	($)	Salary)	Salary)

Howard W. Robin	400,000	59%	59%

John Nicholson	53,125	N/A	50%

Hoyoung Huh	237,500	50%	50%

Nevan C. Elam	188,486	50%	50%

John S. Patton	141,663	43%	50%

Robert B. Chess	-	-	-

Timothy Harkness	78,958	N/A	50%

Louis Drapeau	64,772	35%	35%

David Johnston	142,498	35%	35%

Company Performance Objectives. For the first semi-annual performance period from January 1, 2007 through June 30, 2007, the Company performance objectives and relative weightings assigned to each objective were as follows:

1.	Improve leadership and management of the Company and make the Company a great place to work (10%).

2.	Meet Exubera manufacturing commitments (20%).

3.	Development objective related to a next-generation pulmonary device development program (15%).

4.	Execute business transformation system and process changes (10%).

5.	Development objective related to advancing our proprietary product portfolio (15%).

6.	Development objective related to meeting partner development program commitments (10%).

7.   Operating loss/income objective (20%).

For the second semi-annual performance period from July 1, 2007 through December 31, 2007, the Company performance objectives and relative weightings assigned to each objective were as follows:

1.   An objective related to supporting the commercial success of Exubera (10%).

2.   Development objective related to a next-generation pulmonary insulin development program (15%).

3.   Clinical development objective related to NKTR-061 (inhaled amakacin) (10%).

4.   Clinical development objective related to NKTR-118 (pegylated oral nalaxol) (10%).

5.   Clinical development objective related to NKTR-102 (pegylated irinotecan) (20%).

6.   Regulatory objective related to NKTR-203 (basal insulin) (5%).

7.   A business development objective related to Nektar’s PEGylation Technology platform (5%).

8.   A business development objective related to Nektar’s Pulmonary Technology platform (20%).

9.   Financial objective related to reduction of ongoing annual cash expenditures (20%).

10.   An organizational development objective (10%).

11.   An objective related to corporate communications (5%).

These second half performance objectives also served as the performance objectives applicable to Mr. Robin’s short-term incentive compensation opportunity for the 2007 calendar year. The aggregate weighting of the second half performance objectives was set at 130%, as they were designed to represent significant stretch goals. Our intent in establishing the weightings was that if we met our base-level plan for the performance period, we would achieve approximately 100% of the 130% aggregate weightings. Achievement of all of the performance objectives would represent significant out-performance, and mean that we exceeded our base-level plan during the performance period. Similarly, out-performance with respect to any of the individual Company performance objectives would also mean that the Company exceeded the base-level plan with respect to that objective and contribute to a corporate performance rating greater than 130%. However, the maximum corporate performance modifier was 150% in any case in 2007.

Actual Annual Incentives Earned for 2007. Following the end of the first-half 2007 performance period, after review of the Company’s achievement of the Company performance objectives we established for such semi-annual period, we concluded that the corporate performance rating would be set at 100%. This 100% corporate performance achievement rating was determined in our discretion based on a preliminary assessment that the actual achievement level based on a numerical scoring of the Company performance objectives would not have been less than 100%. In connection with this determination, we opted not to make any upward or downward adjustments for individual performance. We made the foregoing determinations for a number of reasons, including the following: (i) the transition of senior leadership of the Company with our appointment of Mr. Robin as President and Chief Executive Officer in January 2007, (ii) our desire to establish a different range of performance objectives for the second-half 2007 performance period that reflected the comprehensive organization, strategic, operational and financial review conducted by Mr. Robin and his senior management team that, among other things, resulted in the approval of a new operational efficiency plan that included a work force reduction carried out on May 23, 2007, (iii) the fact that employees participating in the Incentive Compensation Policy who were terminated as part of the workforce reduction were awarded 100% of their target incentive compensation and (iv) the focus of our management team during a substantial majority of the first half 2007 performance period was on the significant effort that was necessary to plan and implement the operational efficiency program, work force reduction and establishment of the second half 2007 goals.

At the end of the first performance period, those Named Executive Officers who were eligible to receive a payment with respect to the first performance period were offered the opportunity to either receive their payment earned for the first performance period or to elect to have their entire 2007 incentive compensation payment based on our attainment of the performance objectives established for the second performance period and the executive’s individual performance. We offered these Named Executive Officers this election option because although it has been our past practice to have short-term incentive compensation become earned based on performance during two semi-annual performance periods, we decided during 2007 to transition to one annual performance period, and wanted to give the Named Executive Officers the option of also having an annual performance period for 2007.

Following the end of the second performance period, the Company’s attainment of quantitative performance objectives was reviewed by the Company’s internal audit department and qualitative performance objectives were reviewed by the organization and compensation committee and the board of directors. As a result of these reviews, the board of directors determined that the Company performance objectives for the second period had been achieved at a 145% level. Following this determination, each Named Executive Officer’s individual performance was reviewed and each Named Executive Officer’s individual performance rating was determined by us (Mr. Robin’s performance was assessed by, and incentive bonus determined by, the board of directors). Each Named Executive Officer’s incentive bonus earned was then determined based on the attainment of the Company performance objectives and his individual performance. The following table lists the actual bonus earned by each Named Executive Officer as a percentage of his target bonus established for the entire 2007 fiscal year and for each semi-annual performance period, where applicable.

			Actual Bonus
	Actual Bonus	Actual Bonus	as a
	as a	as a Percentage	Percentage of
	Percentage of	of Target for	Target for
	Target for	First	Second
	Entire 2007	Performance	Performance
	Year	Period	Period
Name	(%)	(%)	(%)

Howard W. Robin(1)	150%	N/A	N/A

John Nicholson	155%	N/A	N/A

Hoyoung Huh	145%	N/A	N/A

Nevan C. Elam	150%	N/A	N/A

John S. Patton(2)	116%	100%	130%

Robert B. Chess(3)	N/A	N/A	N/A

Tim Harkness(4)	N/A	N/A	N/A

Louis Drapeau(4)	N/A	100%	N/A

David Johnston(4)	N/A	100%	N/A

(1)	The bonus award represented the maximum bonus achievement under the terms of Mr. Robin’s January 2007 offer letter agreement.

(2)	Mr. Patton elected to receive variable compensation separately for the two semi-annual performance periods.

(3)	Mr. Chess did not participate.

(4)	Messrs. Harkness, Drapeau and Johnston each had employment termination dates prior to December 31, 2007.

Changes to Incentive Compensation Policy for 2008. In February 2008, we approved an amendment to the Incentive Compensation Policy to increase the maximum amount of the corporate performance modifier to 200% from 150%. However, the maximum payout of 200% for any individual Named Executive Officer, including Mr. Robin, remains intact. We determined to increase Mr. Robin’s maximum payout from 150% of his target annual incentive to 200% of his target annual incentive in order to make Mr. Robin’s target short-term incentive compensation opportunity consistent with the opportunities provided to the other Named Executive Officers. We also approved an amendment to the Incentive Compensation Policy where the plan will be based upon annual performance, with the performance period running from January 1 to December 31 of each year. This amendment eliminates the semi-annual incentive compensation payments and was approved to continue to promote a pay-for-performance culture at the Company.

Discretionary Bonuses Paid in 2007. Each of Messrs. Huh, Chess, Patton and Johnston were awarded and paid discretionary bonuses during 2007 that were not paid pursuant to the Incentive Compensation Policy. We determined to pay Mr. Chess his bonus for the following reasons: (i) to recognize his willingness to put aside other personal priorities and opportunities to serve as our acting President and Chief Executive Officer during the search for a new President and Chief Executive Officer for a much longer period of time than originally anticipated (until Mr. Robin’s appointment in January 2007), (ii) his outstanding leadership during a year in which Exubera manufacturing ramped to commercial scale and we made advances in our proprietary and partner research and development programs and (iii) for his key role in the critical transition period from the retirement of our former President and Chief Executive Officer, Ajit S. Gill, to the successful recruitment and appointment of Mr. Robin. We determined to pay Dr. Huh his bonus to recognize his outstanding performance in 2006. We determined to pay Messrs. Patton and Johnston their bonuses in order to compensate them for losses they incurred as a result of an administrative delay in the delivery of shares of common stock by the Company in respect of outstanding restricted stock units that vested during 2007.

The amount of the actual incentive bonus, if any, earned by each Named Executive Officer under the Incentive Compensation Policy for the 2007 fiscal year, and the amounts of the discretionary bonuses paid to Messrs. Huh, Chess, Patton and Johnston, are reported in the Summary Compensation Table below.

Equity Awards

In accordance with our objective of aligning executive compensation with our stockholders’ interests, our current long-term incentive program for the Named Executive Officers consists solely of the award of equity compensation subject to a vesting schedule. We believe that equity compensation is an effective tool to align the interests of Named Executive Officers—who have significant responsibility for driving our success—with the interests of our stockholders and also provides the executives with an opportunity to increase their share ownership. We have historically awarded equity compensation in the form of stock options and restricted stock unit awards (“RSUs”). During 2007, we determined that Named Executive Officers would be granted primarily stock options, and each Named Executive Officer received at least one grant of stock options during 2007. Stock options were and continue to be our preferred equity award because the options will only have value if the shares of our common stock appreciate following the grant date and further align the interests of the Named Executive Officers with those of our stockholders. While we granted RSU awards to Messrs. Chess, Nicholson and Harkness during 2007, these awards were either made in connection with the executive’s commencement of employment (Mr. Harkness), in connection with a promotion (Mr. Nicholson) or to reward outstanding performance under special circumstances (Mr. Chess).

Stock Options. As in past years, the Named Executive Officers who were employed by us during the prior year received an annual equity award during the first portion of the calendar year in connection with the annual performance review process. We considered a number of factors when determining the size of each Named Executive Officer’s annual performance grant of stock options, with some of the most important factors being individual performance, peer group company comparisons for long-term compensation for similar executive positions, overall contribution to the Company, internal pay equity, executive officer retention, carried-interest ownership, the Black-Scholes valuation of the stock options, potential wealth creation analysis, the number of unvested stock options held by the executive officer and their exercise price(s), the total number of stock options and RSUs to be awarded and the effects on stockholder dilution. These annual performance grants become vested in substantially equal monthly installments over a four-year period, subject to the Named Executive Officer’s continued employment or service through each vesting date. In 2007, we changed our standard vesting period for stock options to a four-year vesting period instead of the five-year vesting period that was used previously to be consistent with companies in our industry.

We also granted stock option awards to Messrs. Robin, Nicholson, Huh and Harkness in connection with either their commencement of employment or promotion. The primary factors that we considered when determining the size of these grants were the need to offer a competitive and above median equity compensation package that would attract or retain these executives in our turn-around position, peer group company comparisons for long-term compensation for similar executive positions, the Black-Scholes valuation of the stock options, each executive’s experience and past performance, and the carried-interest ownership and potential for future gain for each executive. With the exception of Mr. Robin’s grant, these grants vest over a four-year period like annual performance grants. However there is no monthly vesting during the first year because an annual “cliff vesting” hurdle is used instead. Mr. Robin’s initial stock option grant vests over a five-year period because his stock options were granted before we determined it was appropriate to utilize a four-year vesting period for stock option awards.

As discussed above, the Company’s strategy significantly changed during the course of 2007 under Mr. Robin’s leadership as the Company began its transformation into a drug development company. During this critical transition period, we believed it was vital that we retain and motivate our senior leaders responsible for the execution of the Company’s therapeutic drug development business plan and closely align their financial success with the interests of our stockholders. As a result, we determined that it was appropriate to award a special retention grant of stock options to each of the Named Executive Officers who remained employed by us at the time of grant. We did not believe that stockholder interests would be served by granting “full value” RSU awards for retention purposes and elected instead to grant stock options that would only have value if the price of the Company’s stock increased after the grant date. We determined that a special grant of stock options was necessary for several reasons, the most important of which are the following:

•	Past stock option grants offered minimal retentive value because of our stock price performance.

•	Our belief that the new management team in place as of December 2007 had performed well under Mr. Robin’s leadership, and that we were not satisfying our compensation objective of providing appropriate rewards for high levels of individual contributions.

•	Our determination that existing outstanding equity awards were not meeting our objective of providing competitive compensation based on comparative peer company long-term incentive information provided by Frederic W. Cook & Co.

•	The proportion and importance of equity compensation as an element of our total compensation program and the need to ensure that it remained so.

•	Our belief that it was important to provide a compelling retention compensation element for the Named Executive Officers.

In order to determine the size of each Named Executive Officer’s special retention grant, we considered each executive’s current stock award holdings, the average exercise price of stock options held by each executive, competitive benchmark data for similar executive roles at peer group companies, individual executive skills, experience and performance, and a carried-interest ownership analysis. Like the new hire and promotion grants, these retention grants vest over a four-year period with no portion of the option vesting unless the Named Executive Officer continues to provide service to the Company for at least one year following the stock option grant (i.e., one year “cliff vesting” for the first 25% of the shares subject to the stock option).

Restricted Stock Units. RSU awards granted to Messrs. Nicholson and Harkness vest over a period of four years, with an annual “cliff vesting” hurdle used for these awards as well.

The stock option and RSU awards granted to Mr. Chess have a different vesting schedule because they were granted in recognition of Mr. Chess’ services as our Acting President and Chief Executive Officer on a temporary basis.

The grant date for equity awards is typically the date of approval by the organization and compensation committee or the board of directors, as the case may be, or the date an executive officer commences employment for new hire grants. To streamline the administration of our equity plans, the organization and compensation committee or board of directors, as applicable, will generally approve equity awards to newly hired executives at the time their other compensation arrangements are approved, but provide that the grant date will be the later date that they actually begin employment with us. This approach also permits us to match the grant date with the service period of the option recipient. We do not have any programs, plans or practices with respect to the timing of stock option grants in coordination with the release of material nonpublic information with the intent to provide value to option recipients. Accordingly, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our executive officers. We believe that the grant of equity awards should be made in the normal course of business aligning the interests of the stock option recipients with those of the stockholders rather than seeking to provide an immediate benefit to option recipients through the timing of stock option grants.

The number of shares of common stock subject to stock options and RSUs granted to each Named Executive Officer during 2007, and the grant-date fair value of these awards as determined under FAS 123R for purposes of our financial statements, is presented in the Grants of Plan Based Awards table below. A description of the material terms of the 2007 stock option and RSU awards is presented in the narrative section following that table.

Severance and Change of Control Benefits

Named Executive Officers who are Current Employees. If the employment of each of Messrs. Robin, Nicholson, Patton and Elam is terminated by us without cause or by the executive for a designated good reason outside of a change of control context, he will be entitled to severance benefits. Messrs. Robin and Nicholson entered into offer letter agreements providing for severance protections in connection with their commencement of employment and Messrs. Patton and Elam entered into letter agreements providing for severance protections during 2007. Severance benefits are based on a “1x” multiple, and include a cash severance payment based on the executive’s base salary and the amount of his target annual incentive bonus, payment of COBRA premiums for one year, an additional twelve or eighteen month period to exercise vested options (including any options granted prior to the agreements being entered into) and pro-rata option vesting for Messrs. Robin and Nicholson if their employment terminates within their first year of employment. In order to attract and retain these Named Executive Officers in a competitive environment for highly skilled senior executive talent in the biotechnology and pharmaceutical industry, we determined it was necessary to offer each of them severance benefits for terminations resulting from a termination without cause or constructive termination of employment outside of a change of control situation. Many of our peer companies provide severance benefits for similar types of terminations of employment, and we believe that it is important for us to offer these severance benefits in order to continue to provide a competitive total compensation program. These Named Executive Officers would also be entitled to certain termination benefits upon a termination of employment because of death or disability outside of a change of control context.

We also have a Change of Control Severance Benefit Plan (the “CIC Plan”) that would provide Messrs. Robin, Nicholson, Patton and Elam with certain severance benefits if their employment is terminated in connection with a change of control. Severance benefits under the CIC Plan are structured on a “double-trigger” basis, meaning that the executive must experience a termination without cause or resign for a designated and specifically defined good reason in connection with the change of control in order for severance benefits to become due under the CIC Plan. Like the severance benefits under the letter agreements, we believe that these change of control severance benefits are an important element of a competitive total compensation program. Additionally, we believe that providing change of control benefits should eliminate, or at least reduce, the reluctance of our Named Executive Officers and other key employees covered by the CIC Plan to diligently consider and pursue potential change of control opportunities that may be in the best interests of our stockholders. At the same time, by providing change of control benefits only upon the occurrence of an additional triggering event occurring in connection with the change of control transaction resulting in a job loss, we believe that this CIC Plan helps preserve the value of our key personnel for any potential acquiring company.

Severance benefits under the CIC Plan are generally similar to the severance benefits under the letter agreements, however Mr. Robin’s cash payments and COBRA period would be increased and all executives would be entitled to full equity vesting, and a “gross up” payment for any excise taxes imposed under Section 4999 of the Internal Revenue Code once a 10% cutback threshold is exceeded and outplacement benefits. We determined that the Chief Executive Officer’s cash severance payments should be increased to an amount equivalent to annual base salary and target bonus compensation for two years in connection with a change of control because of his role in the Company and the likelihood that a change of control would result in his termination of employment. The excise tax gross-up is intended to make the Named Executive Officers whole for any adverse tax consequences to which they may become subject under Section 4999 of the Internal Revenue Code and to preserve the level of change of control severance protections that we have determined to be appropriate.

Named Executive Officers who are Former Employees. Each of Messrs. Chess, Huh, Drapeau, Harkness and Johnston are no longer employees of us. Messrs. Chess and Huh did not receive any severance or other termination benefits in connection with their resignations, and each is currently a non-employee member of our board of directors. We entered into separation agreements with each of Messrs. Drapeau, Harkness and Johnston in connection with their terminations of employment whereby each executive received severance benefits in exchange for agreeing to release all potential claims they may have against us. The severance benefits for Messrs. Drapeau and Johnston were determined based on similar benefit arrangements provided to senior executives of the Company during the past few years. The severance benefits for Mr. Harkness were determined substantially in accordance with his offer letter agreement.

The Potential Payments Upon Termination or Change of Control section below describes and quantifies the severance and other benefits paid or payable to the Named Executive Officers.

Other Benefits

We believe that establishing competitive benefit packages for employees is an important factor in attracting and retaining highly-qualified personnel, including the Named Executive Officers. The Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability insurance and the 401(k) plan, in each case generally on the same basis as other employees. We do not offer a tax-qualified defined-benefit pension plan or any non-qualified defined benefit retirement plans.

Perquisites

We do not believe that perquisites constitute a material element of our total compensation program for the Named Executive Officers. A substantial portion of the perquisites provided to Named Executive Officers during 2007 included life insurance premiums paid by us. The perquisites and other personal benefits provided to the Named Executive Officers during 2007 are reported in footnote 5 to the Summary Compensation Table below.

Section 162(m) Policy

Section 162(m) of the U.S. Internal Revenue Code limits our deduction for federal income tax purposes to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). While we consider the compensation limits of Section 162(m) when designing our executive compensation programs, we have from time to time granted compensation that may not be deductible under the Section 162(m) limits in situations where we have determined the compensation to be appropriate to satisfy our compensation and other objectives. We intend to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of our stockholders.

Compensation Committee Report

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in such filing.

The organization and compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 and in our 2008 proxy statement. This report is provided by the following independent directors, who comprise the committee:

Michael A. Brown − Chairman
Christopher A. Kuebler
Lutz Lingnau

Summary Compensation Table

The following table shows, for the fiscal year ended December 31, 2007, compensation awarded to or earned by our Chief Executive Officer, our former Acting Chief Executive Officer, our Chief Financial Officer, two other persons that served as Chief Financial Officer during 2007, our other three most highly compensated executive officers who were serving as executive officers on December 31, 2007 and our former Senior Vice President Research and Development who would have been one of our other three most highly compensated executive officers had his employment not terminated prior to December 31, 2007 (the “Named Executive Officers”). To the extent any Named Executive Officers were also named executive officers for the fiscal year ended December 31, 2006, compensation information for our 2006 fiscal year is also presented for such executives.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)(3)	($)(2)(3)	($)(4)	($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Howard W. Robin President and Chief Executive Officer (6)	2007	654,243			967,644	601,800	4,083	2,227,770

John Nicholson Senior Vice President, Finance and Chief Financial Officer (7)	2007	104,641		1,055	54,289	82,300	31,185	273,470

Hoyoung Huh M.D., Ph.D. Chief Operating Officer and Head of the PEGylation Business Unit (8)	2007	451,153	20,000		407,447	344,000	9,182	1,231,782

John S. Patton, Ph.D. Chief Research Fellow	2007	303,214	86,256	70,875	174,539	164,500	33,833	833,217
	2006	286,534		292,289	103,412	131,060	9,071	822,366

Nevan C. Elam Senior Vice President and Head of the Pulmonary Business Unit	2007	372,638			274,740	282,800	2,886	933,064
	2006	321,332		35,911	176,970	114,804	582	649,598

Robert B. Chess Former Acting President and Chief Executive Officer(9)	2007	100,000	317,000	339,753	703,264		8,734	1,468,751
	2006	418,459		716,224	1,011,709	262,718	8,040	2,417,150

Timothy Harkness Former Senior Vice President, Finance and Chief Financial Officer (10)	2007	141,094		6,581	50,046		739,445	937,166

Louis Drapeau Former Senior Vice President, Finance and Chief Financial Officer (11)	2007	252,399			159,880	64,772	404,367	881,418
	2006	336,589		-	201,459	119,968	11,355	669,371

David Johnston Former Senior Vice President Research and Development (12)	2007	390,831	42,028	18,266	127,800	71,248	528,870	1,179,043
	2006	335,910		71,157	165,547	119,574	9,759	701,947

(1)	Amounts reported represent discretionary bonus amounts paid to Messrs. Huh and Chess during 2007 that were not paid pursuant to our Incentive Compensation Policy. Amounts reported for Messrs. Patton and Johnston were payments in compensation for administrative delay in the delivery of vested common stock under outstanding restricted stock units in 2007.

(2)	Amounts reported represent the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with SFAS No. 123R. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions, and have only taken into account actual forfeitures to the extent permitted under SEC rules. Except as described below for Messrs. Drapeau, Harkness and Johnston, there were no forfeitures made during the year. For a complete description of the assumptions made in determining the SFAS No. 123R valuation, please refer to Note 2 (Share-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the indicated fiscal year.

(3)	In connection with their terminations of employment during 2007, Messrs. Drapeau, Harkness and Johnston each forfeited the following number of unvested stock options and restricted stock units; Mr. Drapeau: 130,000 stock options; Mr. Harkness: 187,500 stock options and 10,000 restricted stock units; and Mr. Johnston: 81,251 stock options and 13,500 restricted stock units.

(4)	Amounts reported for 2007 represent amounts earned under the Incentive Compensation Policy (or for Mr. Robin, under his letter agreement). Amounts reported for 2006 represent amounts earned under the predecessor Variable Compensation Plan.

(5)	Amounts reported in 2007 for the Named Executive Officers generally include life insurance premiums paid by us and matching contributions under our 401(k) plan. In addition to these benefits, certain Named Executive Officers received other compensation in 2007 having a value in excess of $10,000 or that are otherwise required to be individually identified. In connection with his commencement of employment, Mr. Nicholson received reimbursements for his temporary housing having a total value of $26,947. Dr. Patton received $15,137 of premium life insurance benefits. Amounts reported for Messrs. Harkness ($735,924), Drapeau ($376,980) and Johnston ($539,102) reflect the full amounts of all cash severance payments, group health, life and disability insurance premiums under COBRA and other reimbursements payable by us to each executive in connection with his termination of employment. Please see the “Potential Payments Upon Termination or Change of Control” section below for a more detailed description of these payments and benefits.

(6)	Amounts reported reflect the amounts earned by Mr. Robin during 2007 following his commencement of employment on January 15, 2007.

(7)	Amounts reported reflect the amounts earned by Mr. Nicholson during 2007 following his commencement of employment on October 2, 2007.

(8)	On February 11, 2008, Dr. Huh resigned from his position as our Chief Operating Officer and Head of the PEGylation Business Unit with effect from February 29, 2008. Dr. Huh was appointed as a member of the board of directors effective as of February 11, 2008.

(9)	In connection with Mr. Robin’s commencement of employment on January 15, 2007, Mr. Chess stepped down from his position as our Acting President and Chief Executive Officer. The compensation reported above represents the compensation earned by Mr. Chess in respect of the services he performed for us as our Acting President and Chief Executive Officer through a transition period following the appointment of Mr. Robin as President and Chief Executive Officer. Any compensation earned by Mr. Chess during 2007 in respect of his services as a non-employee member of our board of directors is reported in the Director Compensation Table elsewhere in this proxy statement.

(10)	Amounts reported reflect the compensation earned by Mr. Harkness during the period of 2007 that he was employed by us, including certain benefits he became entitled to in connection with his termination of employment.

(11)	Amounts reported reflect the compensation earned by Mr. Drapeau during 2007 prior to his termination of employment on September 7, 2007, including certain benefits he was entitled to in connection with his termination of employment.

(12)	Amounts reported reflect the compensation earned by Mr. Johnston during 2007 prior to his termination of employment on November 2, 2007, including certain benefits he was entitled to in connection with his termination of employment.

Description of Base Salary and Bonus Amounts

Base Salaries. Each of the Named Executive Officers previously entered into our standard form employment agreement and an offer letter. The form employment agreement provides for protective covenants with respect to confidential information, intellectual property and assignment of inventions and also sets forth other standard terms and conditions of employment. The offer letters generally establish each Named Executive Officer’s minimum base salary and target annual short-term compensation amounts, as well as other additional terms and conditions of the executive’s employment. For example, Mr. Robin’s offer letter provides for an initial base salary of $680,000 per year. Mr. Robin’s base salary may be increased by us from time to time in the discretion of the board of directors, but may not be decreased below the initial amount specified in his offer letter. The offer letters entered into with the other Named Executive Officers work similarly, in that each specify an initial base salary that may be increased in our discretion, but which may not be decreased. As discussed in more detail in the Compensation Discussion and Analysis, we review each Named Executive Officer’s base salary on at least an annual basis to determine whether any increase in base salary is warranted. In making our determination, we consider the factors discussed above under the caption “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Base Salary.” Each Named Executive Officer’s base salary paid in our 2007 fiscal year was the amount reported for the officer in the Summary Compensation Table above. Amounts reported for Messrs. Robin, Nicholson, Chess, Harkness, Drapeau and Johnston reflect the pro-rated base salary amounts earned by each executive during the portion of 2007 that they were employed by us.

Bonuses. As described in more detail under the caption “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Short-Term Incentive Compensation and Discretionary Bonuses,” Messrs. Huh, Chess, Patton and Johnston were awarded and paid discretionary bonuses during 2007. Dr. Huh was awarded a special discretionary cash bonus of $20,000 in 2007 based on his performance, and Mr. Chess was awarded a discretionary cash bonus of $317,000 in 2007 in recognition of his successful performance in leading the Company through the transition to Mr. Robin’s appointment in January 2007. Messrs. Patton and Johnston were awarded their discretionary bonuses in order to compensate them for losses they incurred as a result of an administrative delay in the delivery of shares of common stock in respect of outstanding restricted stock units that vested during 2007.

The amount of Messrs. Robin’s, Nicholson’s, Huh’s, Patton’s, Elam’s, Chess’, Harkness’, Drapeau’s and Johnston’s 2007 base salaries plus bonuses represented 29%, 38%, 38%, 47%, 40%, 28%, 15%, 29% and 37% of their respective total compensation amounts reported in the Summary Compensation Table. These percentages would be higher if payments in respect of short-term incentive compensation amounts reported as non-equity incentive plan compensation were also included.

GRANTS OF PLAN BASED AWARDS IN 2007

The following table shows, for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the Named Executive Officers.

			Estimated Possible Payouts Under Non-Equity
			Incentive Plan Awards (3)(4)
						All Other
						Stock	All Other
						Awards:	Option		Grant Date
						Number	Awards:	Exercise or	Fair Value
						of Shares	Number of	Base Price	of Stock
		Date of				of Stock	Securities	of Option	and Option
		Board or				or Units	Underlying	Awards	Awards
Name	Grant Date	Committee	Threshold ($)	Target ($)	Maximum ($)	(#)	Options (#)	($/sh)(5)	($)(6)
(a)	(b(1)	Approval(2)	(c)	(d)	(e)	(i)	(j)	(k)	(l)

Howard W. Robin			0	400,000	601,800

	1/16/2007	12/21/2006					34,435	14.52	285,783

	1/16/2007	12/21/2006					565,565	14.52	4,693,737

	12/21/2007						700,000	6.98	2,325,610

John Nicholson			0	53,125	106,250

	10/2/2007	9/1/2007					45,092	8.87	190,374

	10/2/2007	9/1/2007					154,908	8.87	654,006

	12/10/2007	12/06/2007				10,000			73,400

	12/21/2007						100,000	6.98	332,230

Hoyoung Huh, M.D., Ph.D.			0	237,500	475,000

	4/2/2007						40,000	13.02	261,416

	6/6/2007						100,000	10.84	544,110

	9/18/2007						40,000	13.02	14,279

	9/18/2007						20,000	15.25	3,681

	9/18/2007						10,000	17.39	924

	9/18/2007						100,000	10.84	58,554

	9/18/2007						70,000	15.25	12,883

	12/21/2007						250,000	6.98	830,575

Nevan C. Elam			0	188,486	376,972

	4/2/2007						40,000	13.02	261,416

	9/18/2007						12,000	17.39	1,109

	9/18/2007						80,000	18.61	4,956

	9/18/2007						40,000	13.02	14,279

	12/21/2007						150,000	6.98	498,345

John S. Patton, Ph.D.			0	141,663	250,575

	4/2/2007						30,000	13.02	196,062

	9/18/2007						23,000	7.775	14,125

	9/18/2007						2,450	13.8125	699

	9/18/2007						15,989	27.6875	55

	9/18/2007						7,016	14.25	1,758

	9/18/2007						7,000	7.775	4,299

	9/18/2007						30,000	13.02	10,709

	9/18/2007						6,504	15.375	1,151

	9/18/2007						3,611	27.6875	12

	9/18/2007						20,984	14.25	5,257

	9/18/2007						332	15.375	59

	9/18/2007						10,413	27.875	34

	9/18/2007						3,587	27.875	12

	9/18/2007						12,000	15.375	2,123

	9/18/2007						20,000	18.54	1,268

	9/18/2007						14,000	7.15	7,437

	9/18/2007						97,550	13.8125	27,827

			Estimated Possible Payouts Under Non-Equity
			Incentive Plan Awards (3)(4)
						All Other
						Stock	All Other
						Awards:	Option		Grant Date
						Number	Awards:	Exercise or	Fair Value
						of Shares	Number of	Base Price	of Stock
		Date of				of Stock	Securities	of Option	and Option
		Board or				or Units	Underlying	Awards	Awards
Name	Grant Date	Committee	Threshold ($)	Target ($)	Maximum ($)	(#)	Options (#)	($/sh)(5)	($)(6)
(a)	(b(1)	Approval(2)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
	9/18/2007						21,164	15.375	3,745

	12/21/2007						100,000	6.98	332,230

Robert B. Chess(7)	1/3/2007	12/7/2006					17,000	15.24	130,079

	1/3/2007	12/7/2006				8,333			126,911

Timothy Harkness	8/23/07	8/22/2007	0	78,958	157,916		47,960	8.34	191,277

	8/23/07	8/22/2007					152,040	8.34	609,463

	8/23/07	8/22/2007				10,000			83,300

Louis Drapeau			0	64,772	97,158

	4/2/2007						40,000	13.02	261,416

David Johnston			0	142,498	249,371

	4/2/2007						40,000	13.02	261,416

	10/5/2007						40,000	$13.02	3,307

	10/5/2007						20,000	$17.39	180

	10/5/2007						15,000	$19.90	33

	10/5/2007						20,000	$18.54	115

	10/5/2007						50,000	$14.30	3,445

(1)	On September 18, 2007, we entered into letter agreements with each of Messrs. Huh, Elam and Patton that provide for severance benefits upon a termination of their employment by us without cause or by them for a designated good reason outside of a change of control context. Severance benefits include the ability to exercise any then vested options (including any options granted prior to the agreements being entered into) for up to 12 months following such a termination of employment. In connection with Mr. Johnston’s termination of employment, we entered into an employment and transition separation release agreement with him that gives him the ability to exercise his vested options until November 3, 2008. Because these letter agreements extended the post-termination exercise period applicable to previously granted options in these circumstances, the incremental fair value attributable to the extension under SFAS No. 123R is shown above for each prior grant. None of the grants reported above with a September 18, 2007 or October 5, 2007 grant date is a new award that was made during 2007, and no outstanding awards were repriced.

(2)	The date of organization and compensation committee or board of directors approval, as applicable, preceded the actual grant date of these awards. These awards were generally made in connection with the Named Executive Officer’s commencement of employment, although Mr. Chess’ awards were approved in December 2006 with a grant date specified as the first business day of 2007 to match the service period to which such equity awards were intended as compensation.

(3)	Amounts reported represent the potential short-term incentive compensation amounts payable for our 2007 fiscal year under our Incentive Compensation Policy (or for Mr. Robin, the potential amounts payable under his letter agreement). The amounts reported represent each Named Executive Officer’s target and maximum possible payments for the entire 2007 calendar year and include amounts potentially payable for both the first half 2007 performance period and the second half 2007 performance period where applicable. The amounts reported also reflect certain increases to the target bonus amounts for Messrs. Elam, Huh and Patton that were applied on a retroactive basis. Because actual payments to the Named Executive Officers were within the range of 0% to 200% of their target bonuses, no threshold payment amount has been established for the Named Executive Officers.

Amounts reported for Messrs. Nicholson and Harkness, each of whom joined us during 2007, represent their target and maximum possible payments for the entire portion of 2007 following their employment start date.

In accordance with SEC rules, amounts reported for Messrs. Harkness and Johnston, each of whom left us during 2007, represent their target and maximum possible payments for the entire 2007 calendar year, even though each executive left us during 2007 and was therefore not eligible to receive a short-term incentive bonus payment for both the first and second half performance periods. Amounts reported for Mr. Drapeau represent the target and maximum possible payments that he was eligible to earn for 2007, but, unlike other Named Executive Officers, do not include any amounts for the second half performance period because he had no rights to receive a bonus payment for such period. The actual short-term incentive bonus amount (if any) earned by each Named Executive Officer for 2007 is reported in Column (g) (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table above.

(4)	Discretionary bonus amounts paid to Messrs. Huh, Chess, Patton and Johnston during 2007 were not paid pursuant to our Incentive Compensation Policy and are reported as bonus amounts in Column (d) of the Summary Compensation Table above.

(5)	The exercise price of the stock option awards granted during 2007 is equal to the closing price of our common stock on the date of grant as reported by the NASDAQ Global Market. The exercise price shown for stock option awards granted to Messrs. Huh, Elam and Patton in prior years that are required to be reported in this table is equal to the exercise price on the original grant date, which was also equal to the closing price of our common stock on the date of grant as reported by the NASDAQ Global Market. No prior option grants were repriced during 2007.

(6)	Refer to Note 16 (Stock-Based Compensation) in the notes to consolidated financial statements included in the annual report on Form 10-K filed on February 29, 2008 for the relevant assumptions used to determine the valuation of our stock option and restricted stock unit awards.

(7)	The stock option and restricted stock unit awards reported above represent those awards granted to Mr. Chess in respect of the services he performed as our Acting President and Chief Executive Officer. Any equity grants made to Mr. Chess during 2007 in respect of his services as a non-executive member of our board of directors are reported in the Director Compensation Table elsewhere in this proxy statement.

Description of Plan-Based Awards

Stock Options.  Each stock option granted to the Named Executive Officers during 2007 may be exercised to purchase one share of our common stock at an exercise price equal to the closing price of the underlying common stock on the grant date. During 2007, Named Executive Officers were granted both incentive stock options intended to be qualified under Section 422 of the Code and non-qualified stock options. Each Named Executive Officer’s stock option award has an ordinary term of eight years and is subject to a vesting schedule that requires the executive’s continued employment or service. Stock option awards granted to Named Executive Officers in April as part of annual performance grants vest and become exercisable monthly in substantially equal installments over a four-year period. Except as described below, other stock option awards made during 2007 in connection with an executive’s commencement of employment or for retention purposes also generally vest and become exercisable over a four-year period, however the first 25% of the award “cliff vests” on the first anniversary of the grant date or employment start date and the remaining portion of the award vests in substantially equal installments over the following three years. Mr. Robin’s 600,000 total options that were granted in January 2007 vest and become exercisable over a five-year period, with the first 20% of the options “cliff vesting” on the first anniversary of his employment start date and the remaining portion of the options vesting in substantially equal installments over the following four years. The stock options granted to Mr. Chess in January 2007 vest and become exercisable monthly in substantially equal installments over a one-year period.

All or a portion of each Named Executive Officer’s stock option award may also become vested and exercisable upon or in connection with a change of control or certain corporate transactions with respect to us, upon certain terminations of the Named Executive Officer’s employment without cause or for a good reason resignation in connection with a change of control and in connection with certain terminations of employment that are not in connection with a change of control. Please see the “Potential Payments Upon Termination or Change of Control” section below for a description of the vesting that may occur in such circumstances, including for a description of the accelerated vesting and additional exercise periods provided to those Named Executive Officers whose employment with us terminated prior to the date of this proxy statement.

Any stock options that are unvested upon a Named Executive Officer’s termination of continuous employment or services will be forfeited without any value. Any stock options that are vested upon a Named Executive Officer’s termination of continuous employment or services will generally remain outstanding and exercisable for three months following termination. This exercise period is extended to 12 months if the termination of employment or services is because of disability, and to 18 months if the termination is because of death. We also have the discretion to extend the applicable exercise period in connection with other terminations of employment. Any vested options that are not exercised within the applicable post-termination of employment exercise window will terminate.

Each Named Executive Officer’s stock option award was granted under, and is subject to the terms of, the 2000 Equity Incentive Plan. The plan is administered by the organization and compensation committee, and this committee has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock options to reflect certain corporate transactions and making provision to ensure that participants satisfy any required withholding taxes.

The Named Executive Officers are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of a Named Executive Officer upon his death.

Restricted Stock Units.  During 2007, Messrs. Nicholson, Chess and Harkness were each granted restricted stock unit awards. Each restricted stock unit is a contractual right to receive one share of our common stock if vesting requirements based on each Named Executive Officer’s continued employment or service are satisfied. Messrs. Nicholson’s and Harkness’s restricted stock unit awards become vested over a four-year period, with the first 25% of the units “cliff vesting” on the first anniversary of the applicable employment start date and the remaining portion of the units vesting in substantially equal installments over the following three years. The restricted stock units granted to Mr. Chess vest monthly in substantially equal installments over a three-year period. All or a portion of each Named Executive Officer’s restricted stock unit award may also become vested upon or in connection with a change of control or certain corporate transactions with respect to us, upon certain terminations of the Named Executive Officer’s employment without cause or for a good reason resignation in connection with a change of control and in connection with certain terminations of employment that are not in connection with a change of control. Please see the “Potential Payments Upon Termination or Change of Control” section below for a description of the vesting that may occur in such circumstances. Any restricted stock units that are not vested upon a Named Executive’s Officer’s termination of continuous employment or services will be forfeited without any value. For instance, because none of Mr. Harkness’ restricted stock units were vested upon his termination of employment, they were forfeited for no value.

Restricted stock units do not carry voting rights and they generally may not be transferred, except to a beneficiary of a Named Executive Officer upon his death. Restricted stock units do not entitle the Named Executive Officers to receive dividends paid on our common stock or any type of dividend equivalent payments. Each Named Executive Officer’s restricted stock unit award was granted under, and is subject to the terms of, the 2000 Equity Incentive Plan. The plan is administered by the organization and compensation committee, and this committee has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding restricted stock units to reflect certain corporate transactions and making provision to ensure that participants satisfy any required withholding taxes.

Short-Term Incentive Compensation.  All of the Named Executive Officers except Messrs. Chess and Robin were eligible to participate in our Incentive Compensation Policy and earn a short-term incentive compensation payment thereunder. Mr. Robin is eligible to earn short-term incentive compensation under an individual variable compensation arrangement that is structured to mirror the Incentive Compensation Policy. Please see “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Short-Term Incentive Compensation and Discretionary Bonuses” for a description of the material terms of the Incentive Compensation Policy and Mr. Robin’s related variable compensation arrangement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2007

The following table includes certain information with respect to the value of all unexercised options and stock awards previously awarded to the Named Executive Officers as of December 31, 2007.

	Number of	Number of					Market Value
	Securities	Securities				Number of	of Shares or
	Underlying	Underlying				Shares or Units	Units of Stock
	Unexercised	Unexercised		Option	Option	of Stock That	That Have
	Options (#)	Options (#)		Exercise	Expiration	Have Not	Not Vested
Name	Exercisable(1)	Unexercisable		Price ($)	Date (2)	Vested (#)	($)(3)
(a)	(b)	(c)		(e)	(f)	(g)	(h)

Howard W. Robin		600,000	(5)	14.52	1/16/2015

		700,000	(6)	6.98	12/21/2015

John Nicholson		200,000	(6)	8.87	10/2/2015

		100,000	(6)	6.98	12/21/2015

						10,000 (10)	33,550

Hoyoung Huh, M.D., Ph.D.	38,500	31,500	(5)	15.25	5/21/2008

	11,000	9,000	(7)	15.25	5/21/2008

	2,500	7,500	(8)	17.39	5/21/2008

	6,666	33,334	(8)	13.02	5/21/2008

	12,500	87,500		10.84	5/21/2008

		250,000	(6)	6.98	2/29/2008

						15,000 (11)	100,650

Nevan C. Elam	46,666	33,334	(5)	18.61	1/17/2013

	3,000	9,000	(7)	17.39	9/1/2014

	6,666	33,334	(8)	13.02	4/2/2015

	0	150,000	(6)	6.98	12/21/2015

						5,600 (11)	37,576

John S. Patton, Ph.D.	100,000			13.81	8/1/2008

	40,000			15.38	8/1/2008

	28,000			14.25	2/23/2009

	19,600			27.69	1/14/2020

	14,000			27.88	2/21/2011

	9,333	4,667	(7)	7.15	5/9/2012

	29,000	1,000	(7)	7.78	5/19/2013

	11,333	8,667	(7)	18.54	2/9/2013

	5,000	25,000	(8)	13.02	4/2/2015

		100,000	(6)	6.98	12/21/2015

						12,000 (11)	80,520

						3,000 (10)	20,130

Robert B. Chess (4)	93,448			15.38	8/18/2008

	58,594			14.25	2/23/2009

	317,9634			27.69	1/14/2010

	222,000			27.88	2/21/2011

	36,339			6.12	10/31/2012

	Number of	Number of					Market Value
	Securities	Securities				Number of	of Shares or
	Underlying	Underlying				Shares or Units	Units of Stock
	Unexercised	Unexercised		Option	Option	of Stock That	That Have
	Options (#)	Options (#)		Exercise	Expiration	Have Not	Not Vested
Name	Exercisable(1)	Unexercisable		Price ($)	Date (2)	Vested (#)	($)(3)
(a)	(b)	(c)		(e)	(f)	(g)	(h)

	39,375	1,750	(7)	11.55	6/5/2013

	25,555	7,778	(7)	19.55	3/4/2014

	14,166	10,834	(7)	18.08	2/12/2013

	37,500			21.38	2/24/2014

	50,000			18.34	6/30/2014

	11,458	1,042	(9)	15.24	1/3/2015
	15,583	1,417	(9)	15.24	1/3/2015

	3,750	11,250	(9)	8.81	9/18/2015	4,167 (12)	27,960

						5,000 (12)	33,550

Timothy Harkness	12,500			8.34	12/10/2008

Louis Drapeau	—	—		—	—	—	—

David Johnston	5,833			13.02	11/2/2008

	4,666			17.39	11/2/2008

	4,750			19.90	11/2/2008

	11,000			18.54	11/2/2008

	37,500			14.30	11/2/2008

(1)	All exercisable options are currently vested.

(2)	For all Named Executive Officers, other than Messrs. Harkness, Johnston and Huh, the expiration date shown is the normal expiration date occurring on the eighth anniversary of the grant date, and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Executive Officer’s termination of employment or in connection with certain corporate transactions, including a change of control. The expiration date shown for Messrs. Harkness, Johnston and Huh is the date their options will expire as a result of their termination of employment with us, after giving effect to any extension of the post-termination exercise period applicable to their options agreed to in connection with their termination of employment.

(3)	Restricted stock unit value is calculated based on the December 31, 2007 closing price of our common stock ($6.71).

(4)	Amounts reported above represent all outstanding stock options and restricted stock units granted to Mr. Chess in respect of the services he has performed as one of our executive officers. Any outstanding equity awards granted in respect of his services as a non-executive member of our board of directors are reported in the footnotes accompanying the Director Compensation Table.

(5)	Options vest over a five year period, with the first 20% of the options vesting one year from the date of grant and the remaining portion of the options vesting pro-rata on a monthly basis over the following four years.

(6)	Options vest over a four year period, with the first 25% of the options vesting one year from the date of grant and the remaining portion of the options vesting pro-rata on a monthly basis over the following three years.

(7)	Options vest pro-rata on a monthly basis over a period of five years from the date of grant.

(8)	Options vest pro-rata on a monthly basis over a period of four years from the date of grant.

(9)	Options vest pro-rata on a monthly basis over a period of one year from the date of grant.

(10)	Shares subject to this restricted stock unit vest on an annual basis over a period of four years from the date of grant.

(11)	Shares subject to this restricted stock unit vest upon achievement of certain performance milestones described in Note 15 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(12)	Shares subject to this restricted stock unit vested on January 3, 2008.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table includes certain information with respect to the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2007, and on the vesting during our 2007 fiscal year of stock awards held by the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized on
Name	on Exercise (#)	on Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)

Howard W. Robin	—	—	—	—

John Nicholson	—	—	—	—

Hoyoung Huh M.D., Ph.D.	—	—	3,000	35,940

Nevan C. Elam			1,400	16,772

John S. Patton, Ph.D.	15,000	200,580	9,000	105,786

Robert B. Chess(3)	—	—	60,417	723,360

Timothy Harkness	—	—	—	—

Louis Drapeau	—	—	—	—

David Johnston	—	—	4,500	52,110

(1)	The dollar amounts shown for stock options in Column (c) above equal the differences between (i) the per-share closing price of our common stock on the exercise date and (ii) the exercise price of those options.

(2)	The dollar amounts shown for restricted stock unit awards in Column (e) above are determined by multiplying (i) the number of restricted stock units becoming vested by (ii) the per-share closing price of our common stock on the vesting date.

(3)	Amounts reported above represent the restricted stock units granted to Mr. Chess in respect of the services he has performed as one of our executive officers that vested during 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following section describes the benefits that may become payable to the Named Executive Officers employed by us on the date of this proxy statement in connection with their termination of employment with us or in connection with a change of control. This section also describes the severance benefits provided to those Named Executive Officers whose employment with us terminated prior to the date of this proxy statement.

All of the severance and other benefits described in this section will be paid or provided by us. For purposes of this section, we have assumed that (i) the price per share of our common stock is equal to the closing price per share on December 31, 2007 or, for the Named Executive Officers whose employment terminated prior to the end of 2007, the date of their termination of employment, and (ii) the value of any stock options or restricted stock units that may be accelerated is equal to the full value of such awards (i.e., the full “spread” value for stock options and the full closing price per share on the applicable date for restricted stock unit awards). Please see “Compensation Discussion and Analysis—Severance and Change of Control Benefits” for a discussion of how the payments and benefits presented below were determined.

Severance Benefits—No Change of Control

Each of Messrs. Robin, Nicholson, Patton and Elam are employed pursuant to our standard form employment agreement and are parties to separate letter agreements that provide for severance benefits upon certain terminations of employment that are not related to a change of control. Upon a termination of employment by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan and described below), Messrs. Robin, Nicholson, Patton and Elam would each be entitled to the following severance benefits: (i) a cash severance payment equal to his total annual cash compensation target (including base salary and the target value of his annual incentive bonus, as the target may be adjusted downward to take into account our performance through the fiscal quarter preceding termination), (ii) the exercise period for the vested and unexercised portion of all stock options held by him (or for Mr. Nicholson, his initial grant of 200,000 stock options) shall be extended for up to twelve months (eighteen months for Mr. Robin) following termination and (iii) we shall pay all applicable COBRA payments for the executive for up to one year following the termination date. Messrs. Robin and Nicholson would also be entitled to receive pro-rata vesting credit (based on the number of months employed) for their initial stock option grants if the date of such termination occurs prior to the first anniversary of their employment start date. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us. Each executive’s cash severance payment will ordinarily be paid in a lump-sum by the normal payroll date for the next pay-period following the date the executive’s release becomes effective, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code or to preserve our deduction under Section 162(m) of the Internal Revenue Code.

If Messrs. Robin, Nicholson, Patton and Elam terminate employment with us as a result of their death, all of their outstanding unvested stock options and restricted stock units will become vested upon their death pursuant to the terms of the 2000 Plan. In addition, upon a termination of employment due to disability, Messrs. Robin and Nicholson would receive accelerated vesting of 50% of their outstanding unvested stock options and restricted stock units, and they would be entitled to a pro-rata portion of their target annual incentive bonus for the year of termination upon a termination of employment due to death or disability.

Pursuant to our standard form employment agreement, following a termination of employment, each of Messrs. Robin, Nicholson, Patton and Elam will be subject to an indefinite restriction on the disclosure of our confidential information, to a one-year non-solicitation restriction covering our customers and employees as well as certain other restrictions.

The following table lists the estimated amounts that would become payable to each of Messrs. Robin, Nicholson, Patton and Elam under the circumstances described above assuming that the applicable triggering event occurred on December 31, 2007.

	Estimated
	Value of Total	Estimated	Estimated
	Annual	Value of	Value of	Estimated
	Target	COBRA	Vesting	Value of Pro-	Estimated
Executive &	Compensation	Benefits	Acceleration	Rata Bonus	Total
Triggering Event	($)	($) (1)	($)	($)	($)

Howard W. Robin

Without Cause or Good Reason	1,080,000	18,000	0	0	1,098,000

Disability	N/A	N/A	0	400,000	400,000

Death	N/A	N/A	0	400,000	400,000

John Nicholson

Without Cause or Good Reason	478,125	18,000	0	0	496,125

Disability	N/A	N/A	67,100	53,125	120,225

Death	N/A	N/A	67,100	53,125	120,225

Nevan C. Elam

Without Cause or Good Reason	565,457	18,000	0	0	583,457

Death	N/A	N/A	67,100	N/A	67,100

John S. Patton, Ph.D

Without Cause or Good Reason	456,977	18,000	0	0	474,977

Death	N/A	N/A	117,425	N/A	117,425

(1)	The value of COBRA benefits are estimated to be $1,500 per month.

Severance Benefits—Change of Control

Each of Messrs. Robin, Nicholson, Patton and Elam are covered under the CIC Plan. The CIC Plan provides for certain severance benefits to these executives and our other employees upon certain terminations of employment occurring in conjunction with a change of control of us.

If a change of control of the Company occurs, each of Messrs. Robin, Nicholson, Patton and Elam will be entitled to severance benefits under the CIC Plan if his employment is terminated by us or a successor company without cause or by the executive for a good reason resignation, in each case within a period generally beginning on the date the agreement providing for a change of control is executed and ending twelve months following the change of control. Severance benefits under the CIC Plan include: (i) a cash severance payment equal to twelve months of base salary (twenty-four months for Mr. Robin) and the target value of his annual incentive bonus, (ii) we shall pay the same portion of his COBRA premiums as we pay for active employees’ group health coverage for up to twelve months (twenty-four months for Mr. Robin) following termination, (iii) reimbursement of up to $5,000 for outplacement services received within twelve months following termination, (iv) accelerated vesting of all outstanding stock options, restricted stock units and other outstanding equity awards and (v) a “gross up” payment to compensate him for any excise taxes imposed under Section 4999 of the Internal Revenue Code, but only to the extent the excise taxes cannot be avoided by reducing the severance benefits by an amount not exceeding 10% such that the executive receives a greater-after tax amount as a result of the “cut-back” in benefits. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us pursuant to a separation and release agreement. Each executive’s cash severance payment will ordinarily be paid in a lump-sum by the normal payroll date for the next pay-period following the date the executive’s release becomes effective, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code or to preserve our deduction under Section 162(m) of the Internal Revenue Code.

For the purposes of the CIC Plan, a good reason resignation means a resignation upon the occurrence of one or more of the following events: (i) assignment of any duties or responsibilities that results in a material diminution in the executive’s function as in effect immediately prior to the change of control, (ii) assignment to a work location more than 50 miles from the executive’s immediately previous work location, unless such reassignment of work location decreases the executive’s commuting distance from his residence to his assigned work location, (iii) more than a 10% decrease in the executive’s monthly base salary as in effect on the date of the change of control or as increased thereafter, (iv) notice to the executive by us or the successor company that the executive’s employment will be terminated under circumstances that would trigger severance benefits under the CIC Plan but for the designation of a date for termination that is greater than 12 months following the change of control and (v) for Mr. Robin, if he does not serve in his same position in the successor company or is not appointed to the board of directors of the successor company.

Pursuant to the CIC Plan, the separation and release agreement that each of Messrs. Robin, Nicholson, Patton and Elam will be required to execute will also require each executive to agree to restrictions on the disclosure of our confidential information, to non-solicitation restrictions and to certain other restrictions.

Had a change of control occurred during fiscal 2007 and had the employment of Messrs. Robin, Nicholson, Patton and Elam terminated on December 31, 2007 under the circumstances described above, each would have been entitled to receive the estimated benefits set forth in the table below.

		Estimated
	Estimated Value of	Value of	Estimated Value of	Estimated
	Cash	Vesting	COBRA and	Value of Excise	Estimated
	Compensation	Acceleration ($)	Outplacement	Tax Gross-Up	Total
Name (1)	($)	(1)	Benefits ($) (2)	($)	($)

Howard W. Robin	2,160,000	0	41,000	848,265	3,049,265

John Nicholson	637,500	67,100	23,000	0	727,600

Nevan C. Elam	565,457	37,576	23,000	0	626,033

John S. Patton, Ph.D.	456,977	117,425	23,000	0	597,402

(1)	Pursuant to the terms of the 2000 Plan, these Named Executive Officers would also have been entitled to this same full equity acceleration (i) if a corporate transaction (as defined in the 2000 Plan) occurred and the surviving or acquiring corporation refused to assume outstanding equity awards or substitute similar replacement awards for outstanding equity awards or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the combined voting power in the Company in a transaction that is not a corporate transaction as defined in the 2000 Plan.

(2)	This amount includes estimated COBRA premiums at $1,500 per month and up to $5,000 for outplacement services.

Severance Benefits Provided to Named Executive Officers who are Former Employees

Robert B. Chess. Mr. Chess did not receive any severance or other termination benefits when he stepped down as Acting President and Chief Executive Officer in January 2007 following Mr. Robin’s appointment.

Louis Drapeau. We entered into an employment transition and separation release agreement with Mr. Drapeau in connection with his departure from the Company in September 2007. Pursuant to this agreement, Mr. Drapeau became entitled to the following termination benefits: (i) a cash severance payment equal to $376,980, which amount was equal to one year of his base salary, (ii) payment for group health, life and disability insurance premiums under COBRA for up to one year following his termination date (Mr. Drapeau received $4,404 in COBRA benefits in 2007, and then terminated COBRA effective December 1, 2007 and there remains no further COBRA benefit) and (iii) the exercise period for his vested and unexercised stock options was extended until December 31, 2007. Mr. Drapeau’s cash severance was paid in two installments, with an initial payment of $92,531 made shortly following the termination of his employment, and a final payment of $277,594 made in January 2008. The employment transition and separation release agreement required Mr. Drapeau to waive all claims against us (other than for the benefits described above). The agreement also required Mr. Drapeau to continue to remain subject to the restrictive covenants contained in his employment agreement and to agree to a one year non-solicitation restriction covering our employees as well as certain other restrictions.

Tim Harkness. We entered into a separation and general release agreement with Mr. Harkness in connection with his departure from the Company in December 2007. Pursuant to this agreement, and in satisfaction of Mr. Harkness’ rights to receive severance benefits under his offer letter, Mr. Harkness became entitled to the following termination benefits: (i) a lump-sum cash severance payment equal to $385,000, as well as monthly severance payments of $27,500 each for up to twelve months following his termination of employment (the monthly severance payments will stop if Mr. Harkness commences employment with another employer prior to the expiration of this twelve month period), (ii) payment for group health, life and disability insurance premiums under COBRA for up to one year following his termination date (these COBRA benefits have an expected value of $20,924) and (iii) accelerated vesting in 12,500 of the stock options previously granted to him and an extension of the exercise period for these options until the first annual anniversary of his termination date. The payment of Mr. Harkness’ monthly severance payments will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code. The separation and general release agreement required Mr. Harkness to waive all claims against us (other than for the benefits described above). The agreement also required Mr. Harkness to continue to remain subject to the restrictive covenants contained in his employment agreement and to agree to a one year non-solicitation restriction covering our employees as well as certain other restrictions.

David Johnston. We entered into an employment transition and separation release agreement with Mr. Johnston in connection with his departure from the Company in November 2007. Pursuant to this agreement, Mr. Johnston became entitled to the following termination benefits: (i) a lump-sum cash severance payment equal to $539,102, (ii) payment for group health, life and disability insurance premiums under COBRA for up to one year following his termination date (these COBRA benefits have an expected value of $14,631), (iii) the exercise period for his vested and unexercised stock options was extended until November 2, 2008 and (iv) reimbursement of up to $7,500 for his attorney’s fees incurred in connection with the agreement. The employment transition and separation release agreement required Mr. Johnston to waive all claims against us (other than for the benefits described above). The agreement also required Mr. Johnston to continue to remain subject to the restrictive covenants contained in his employment agreement and to agree to a one year non-solicitation restriction covering our employees as well as certain other restrictions.

Hoyoung Huh, M.D., PhD. In February 2008, Dr. Huh stepped down as our Chief Operating Officer and Head of the PEGylation Business Unit and ceased to be an employee of the Company. Dr. Huh was appointed as a non-employee member of our board of directors in February 2008. Dr. Huh did not receive any severance or other termination benefits in connection with his resignation as our Chief Operating Officer and Head of the PEGylation Business Unit, and he ceased being eligible to vest in outstanding stock options, restricted stock units and other equity awards.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees and Services

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2007 and December 31, 2006 by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2007	2006

Audit Fees	$1,729,265	2,714,550
Audit-related Fees (includes fees for accounting research and consultation)	12,000	433,450
Tax Fees (includes fees for tax preparation and compliance)	-	-
All Other Fees(1)	283,076	377,900

Total Fees	$2,024,341	3,525,900

(1)	Fees paid in 2006 related to accounting consultation for non-standard transactions and litigation support.

The audit committee approved all fees described above.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

Report of the Audit Committee of the Board of Directors

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act or the Exchange Act, except as otherwise expressly stated in such filing.

The audit committee is currently comprised of three non-employee directors, Susan Wang, who chairs the committee, and Irwin Lerner and Roy Whitfield. Our board of directors has determined that Ms. Wang and Messrs. Lerner and Whitfield meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable NASDAQ rules. In addition, the board of directors has determined that Ms. Wang qualifies as an audit committee financial expert as defined by SEC rules. The audit committee has the responsibility and authority described in the Nektar Therapeutics Audit Committee Charter, which has been approved by the board of directors. A copy of the Audit Committee Charter is available on our website at www.nektar.com.

The audit committee is responsible for assessing the information provided by management and our registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2007 with both management and our registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with our registered public accounting firm the overall scope and plan of the audit. In addition, it met with our registered public accounting firm, with and without management present, to discuss the results of our registered public accounting firm’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted accounting standards in the United States. The audit committee has also received from, and discussed with, our registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance.

The audit committee has discussed with Ernst & Young LLP that firm’s independence from management and our company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence. Based on its evaluation, the audit committee has selected Ernst & Young LLP as our registered public accounting firm for the fiscal year ending December 31, 2008.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements and management’s assessment of the effective of our internal control over financial reporting in the annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

Audit Committee

Susan Wang—Chairwoman
Irwin Lerner
Roy A. Whitfield

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Our website address is http://www.nektar.com. The information in, or that can be accessed through, our website is not deemed to be incorporated by reference into this proxy statement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC is available without charge upon written request to: Secretary, Nektar Therapeutics, 201 Industrial Road, San Carlos, California 94070.

By Order of the Board of Directors

Gil M. Labrucherie
Senior Vice President,
General Counsel and Secretary

April 29, 2008

Exhibit A

NEKTAR THERAPEUTICS

2008 Equity Incentive Plan

Termination Date: March 20, 2018

1.	Purposes.

(a)     Adoption.  The 2008 Equity Incentive Plan was approved by the Board of Directors on March 20, 2008.

(b)     Eligible Stock Award Recipients.  The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(c)     Available Stock Awards.  The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

(d)     General Purpose.  The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	Definitions.

(a)     “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)     “Board” means the Board of Directors of the Company.

(c)     “Code” means the Internal Revenue Code of 1986, as amended.

(d)     “Committee” means a Committee appointed by the Board in accordance with subsection 3(c).

(e)     “Common Stock” means the common stock of the Company.

(f)     “Company” means Nektar Therapeutics, a Delaware corporation.

(g)     “Consultant” means any person, including an advisor, (1) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (2) who is a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include either Directors of the Company who are not compensated by the Company for their services as Directors or Directors of the Company who are merely paid a director’s fee by the Company for their services as Directors.

(h)     “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director of the Company will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i)     “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

1

(j)     “Director” means a member of the Board of Directors of the Company.

(k)     “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(l)     “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(m)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)     “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Global Select Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii)     In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(o)     “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p)     “Non-Employee Director” means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(q)     “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s)     “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(t)     “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(u)     “Optionholder” or “Optionee” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(v)     “Outside Director” means a Director of the Company who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(w)     “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

2

(x)     “Plan” means this Nektar Therapeutics 2008 Equity Incentive Plan.

(y)     “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(z)     “Securities Act” means the Securities Act of 1933, as amended.

(aa)     “Stock Award” means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

(bb)     “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(cc)     “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	Administration.

(a)     Administration by Board.  The Board will administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b)     Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)     To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; and the number of shares with respect to which a Stock Award shall be granted to each such person.

(ii)     To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)     To amend the Plan or a Stock Award as provided in Section 12.

(iv)     Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c)     Delegation to Committee.

(i)     General.  The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii)     Committee Composition when Common Stock is Publicly Traded.  At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors, the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be

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Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)     Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	Shares Subject to the Plan.

(a)     Share Reserve.  Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate [Nine Million (9,000,000)] shares of Common Stock. Subject to Section 4(b), the number of shares available for issuance under the Plan shall be reduced by (i) one (1) share for each share of stock issued pursuant to an Option granted under Section 6, and (ii) one and one-half (1.5) shares for each share that is issued pursuant to a stock bonus award or restricted stock award under Section 7.

(b)     Reversion of Shares to the Share Reserve.  If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or reacquired or repurchased by the Company, including, but not limited to, any forfeiture, reacquisition or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan at the rate of (i) one (1) share for each share of stock that had been issued pursuant to an Option granted under Section 6, and (ii) one and one-half (1.5) shares for each share that had been issued pursuant to a stock bonus award or restricted stock award under Section 7; provided, however, that if any unvested Common Stock acquired pursuant to a Stock Award is forfeited to or reacquired or repurchased by the Company, the unvested stock forfeited to or reacquired or repurchased by the Company shall revert to and again become available for issuance under the Plan for all Stock Awards other than Incentive Stock Options.

(c)     Source of Shares.  The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	Eligibility.

(a)     Eligibility for Specific Stock Awards.   Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)     Ten Percent Stockholders.  No Ten Percent Stockholder shall be eligible for the grant of an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)     Section 162(m) Limitation.  Subject to the provisions of Section 11 relating to adjustments upon changes in stock, no employee shall be eligible to be granted Options covering more than Three Million (3,000,000) shares of the Common Stock during any calendar year.

(d)     Consultants.  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

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6.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)     Term.  Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of eight (8) years from the date it was granted. No Nonstatutory Stock Option shall be exercisable after the expiration of eight (8) years from the date it was granted.

(b)     Exercise Price of an Incentive Stock Option.  Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)     Exercise Price of a Nonstatutory Stock Option.  The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(d)	Consideration.

(i)     The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (A) in cash at the time the Option is exercised or (B) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) by delivery to the Company of other Common Stock, according to a deferred payment or other similar arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock) with the Participant or in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(ii)     Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(iii)     In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(e)     Transferability of an Incentive Stock Option.  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing provisions of this subsection 6(e), the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f)     Transferability of a Nonstatutory Stock Option.  A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by

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the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing provisions of this subsection 6(f), the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g)     Vesting Generally.  The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments which may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

(h)     Termination of Continuous Service.  In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i)     Extension of Termination Date.  An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months (or such longer or shorter period specified in the Option Agreement) after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j)     Disability of Optionholder.  In the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k)     Death of Optionholder.  In the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then, subject to any restrictions in the Option Agreement, the Option shall become fully vested and exercisable as of the date of termination. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise the Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(l)     Early Exercise.  The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to an unvested share repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

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7.	Provisions of Stock Awards Other than Options.

(a)     Stock Bonus Awards.  Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(b)     Consideration.  A stock bonus shall be awarded in consideration for past services actually rendered to the Company for its benefit.

(c)     Vesting.  Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(d)     Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the stock bonus agreement; provided, however, that in the event a Participant’s Continuous Service terminates as a result of the Participant’s death, then, subject to any restrictions in the stock bonus agreement, the shares acquired pursuant to the stock bonus agreement shall become fully vested as of the date of termination.

(e)     Transferability.  Rights to acquire shares under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

(f)     Restricted Stock Awards.  Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(g)     Purchase Price.  The purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement. The purchase price shall not be less than one hundred percent (100%) of the stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.

(h)     Consideration.  The purchase price of stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(i)     Vesting.  Shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(j)     Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the restricted stock purchase agreement; provided, however, that in the event a Participant’s Continuous Service terminates as a result of the Participant’s death, then, subject to any restrictions in the restricted stock purchase agreement, the shares acquired pursuant to the restricted stock purchase agreement shall become fully vested as of the date of termination.

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(k)     Transferability.  Rights to acquire shares under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

8.	Covenants of the Company.

(a)     Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b)     Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.	Use of Proceeds From Stock.

Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

10.	Miscellaneous.

(a)     Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b)     Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c)     No Employment or other Service Rights.  Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant or other holder of Stock Awards any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d)     Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e)     Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any

8

assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock Certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(f)     Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of the Common Stock. The Participant is solely responsible for satisfaction of all federal, state or local tax withholding obligations relating to the exercise or acquisition of stock under a Stock Award and no shares of Common Stock will be issued until the Company has received a definitive agreement or other documentation satisfactory to the Company, in its sole discretion, that such withholding obligations have been or will be satisfied by the Participant.

11.	Adjustments Upon Changes in Stock.

(a)     Capitalization Adjustments.  If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Stock Awards. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b)     Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then such Stock Awards shall be terminated if not exercised (if applicable) prior to such event.

(c)     Corporate Transaction.  In the event of (1) a sale, lease or other disposition of all or substantially all of the assets of the Company, (2) a merger or consolidation in which the Company is not the surviving corporation or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (a “Corporate Transaction”), then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the Corporate Transaction) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such Corporate Transaction. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such Corporate Transaction.

(d)     Securities Acquisition.  In the event of an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any

9

employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors and provided that such acquisition is not a result of, and does not constitute, a Corporate Transaction described in subsection 11(c) hereof, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full.

12.	Amendment of the Plan and Stock Awards.

(a)     Amendment of Plan.  The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

(b)     Stockholder Approval.  The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c)     Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d)     No Impairment of Rights.  Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e)     Amendment of Stock Awards.  The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(f)     Repricing of Stock Awards.  Without prior stockholder approval, the Board will not effect a “repricing” (as hereinafter defined) of any Stock Awards under the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions: (a) the lowering of the purchase price of a Stock Award after it is granted; (b) the canceling of a Stock Award in exchange for another Stock Award at a time when the purchase price of the cancelled Stock Award exceeds the Fair Market Value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, dissolution, winding up or other similar corporate transaction with respect to the Company or any subsidiary of the Company to which the holder of such Stock Award is providing or had provided service); or (c) the purchase of a Stock Award for cash or other consideration at a time when the purchase price of the purchased Stock Award exceeds the Fair Market Value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off, dissolution, winding up or other similar corporate transaction with respect to the Company or any subsidiary of the Company to which the holder of such Stock Award is providing or had provided service).

13.	Termination or Suspension of the Plan.

(a)     Plan Term.  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on March 20, 2018. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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(b)     No Impairment of Rights.  Rights and obligations under any Stock Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the Participant.

14.	Effective Date of Plan.

The Plan shall become effective upon adoption by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.	Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

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NEKTAR
THERAPEUTICS
201 INDUSTRIAL ROAD
SAN CARLOS, CA
94070
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NEKTAR THERAPEUTICS

      You are cordially invited to attend the Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. We will hold the meeting on Friday, June 6, 2008, at 2:00 p.m. local time at the Hyatt Regency San Francisco Airport, The Sandpebble Room, located at 1333 Bayshore Highway, Burlingame, California 94010 for the following purposes:

Vote On Directors

1.	To elect three directors with terms to expire at the 2011 Annual Meeting of Stockholders;

	Nominees:	For	Abstain

	1 a. Michael A. Brown	0	0

	1 b. Joseph J. Krivulka	0	0

	1 c. Howard W. Robin	0	0

For address changes and/or comments, please check this box and write them on the back where indicated.			0

MATERIALS ELECTION As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet (the “Notice”), instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.		0

Vote On Proposals

		For	Against	Abstain

2.	To approve the 2008 Equity Incentive Plan and the reservation of 9,000,000 shares of common stock under the plan.	0	0	0

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	0	0	0

		Yes	No

Please indicate if you plan to attend this meeting.		0	0

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

NEKTAR
THERAPEUTICS
PROXY SOLICITED BY THE BOARD OF
DIRECTORS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON JUNE 6, 2008
      The undersigned hereby appoints Howard W. Robin and Gil M. Labrucherie, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics which the undersigned may be entitled to vote at the annual meeting of stockholders of Nektar Therapeutics to be held at the Hyatt Regency San Francisco Airport, The Sandpebble Room, located at 1333 Bayshore Highway, Burlingame, California 94010, on Friday, June 6, 2008 at 2:00 p.m. local time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions specified on the reverse side, with discretionary authority as to any and all matters that may properly come before the meeting.
      Unless a contrary direction is indicated, this Proxy will be voted in favor of all nominees listed in Proposal 1 and in favor of Proposals 2 and 3, as more specifically indicated in the Proxy Statement, and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof.
If you vote by telephone or Internet, you do not need to mail back this Proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)